Exhibit 2.1

sALE AND pURCHASE AGREEMENT

DATED 25 July 2024

MAJORITY SELLERS

AND

MANAGEMENT SELLER

AND

OCORIAN LIMITED

AND

PURCHASER

AND

PURCHASER’S GUARANTOR

AND

(solely for the purposes set forth in clause 18.5)

KCA DEUTAG INTERNATIONAL LIMITED

Schedule

1.	Sellers		41
	Part 1	Majority Sellers	41
	Part 2	Management Seller	41
2.	Company		42
3.	Warranties		43
4.	Limitations on Claims		45
5.	Completion		47
	Part 1	Sellers’ and Company Obligations	47
	Part 2	Purchaser’s Obligations	48
6.	Interpretation		49
7.	Conduct of Business		66
8.	Debt Financing		69
9.	Conditions		71
10.	Saipem - Permitted Leakage		72
11.	[RESERVED]		74

	Signatories		75

Agreed Form:

Announcement

Commitment Documents

Master Allocation Schedule

Locked Box Accounts

Equity Bridge

Budget

THIS AGREEMENT is made on 25 July 2024

BETWEEN:

(1)	THE PERSONS whose names and addresses are set out in Part 1 of Schedule 1 (the Majority Sellers);

(2)	THE PERSON whose name and addresses is set out in Part 2 of Schedule 1 (the Management Seller);

(3)	OCORIAN LIMITED a private company limited by shares incorporated in Jersey (registered number 52417) whose registered office is at 26 New Street, St. Helier, JE2 3RA, Jersey in its capacity as trustee of the KCA Deutag Equity Plan Employee Trust (the Trustee, together with the Majority Sellers and the Management Seller, the Lead Sellers);

(4)	HP GLOBAL HOLDINGS LIMITED a private company limited by shares incorporated in Jersey (registered number 155227) whose registered office is at 1 IFC, St Helier, Jersey, JE2 3BX (the Purchaser);

(5)	HELMERICH & PAYNE, INC., a Delaware corporation whose principal office is at 1437 South Boulder Avenue, Suite 1400, Tulsa, OK 74119, United States of America (the Purchaser’s Guarantor); and

(6)	solely for the purposes set forth in clause 18.5, KCA Deutag International Limited, a private company limited by shares incorporated in Jersey (registered number 132385) whose registered office is 13-14 Esplanade, St Helier, JE1 0BF, Jersey (the Company).

BACKGROUND:

(A)	The Majority Sellers are the owners of 60.581% of the entire issued share capital of the Company.

(B)	The Purchaser has agreed to acquire the entire issued share capital of the Company and: (i) each of the Trustee and the Management Seller has agreed to sell the Shares set out opposite its name in column F of the Master Allocation Schedule; (ii) the Majority Sellers have agreed on a several basis to deliver to the Purchaser all the Majority Seller’s Shares; and (iii) the Purchaser shall serve a Drag-Along Notice on the Minority Sellers, pursuant to which the Minority Sellers will be required to transfer all their Minority Shares to the Purchaser subject to the provisions of the KCAD Investment Agreement and the Articles.

(C)	The Purchaser’s Guarantor is the ultimate holding company of the Purchaser and is willing to guarantee the obligations of the Purchaser under this agreement.

IT IS AGREED as follows:

1.	Interpretation

1.1	In addition to terms defined elsewhere in this agreement, the definitions and other provisions in Schedule 6 apply throughout this agreement, unless the contrary intention appears.

1.2	In this agreement, unless the contrary intention appears, a reference to a clause, subclause or schedule is a reference to a clause, subclause or schedule of or to this agreement. The schedules form part of this agreement.

1.3	The headings in this agreement do not affect its interpretation.

2.	Sale and Purchase

2.1	Subject to the Conditions being satisfied or, where applicable, waived, each of the Lead Sellers shall sell and the Purchaser shall purchase full legal and beneficial title to those Shares set out opposite the name of such Lead Seller in column F of the Master Allocation Schedule on the terms set out in this agreement provided that the Trustee shall only transfer legal title to those Shares which have been allocated and set out opposite column F of the Master Allocation Schedule.

2.2	The Lead Sellers’ Shares shall be sold free from all Encumbrances, with full title guarantee and together with all rights attaching to them including the right to receive all distributions and dividends declared, paid, made or accruing from the Completion Date, on the terms set out in this agreement.

2.3	Subject to clause 7, not later than satisfaction and/or waiver of the last Competition Condition, the Purchaser shall deliver a Drag-Along Notice to each Minority Seller, notifying each Minority Seller that, in accordance with clause 13.1 of the KCAD Investment Agreement and article 22.1 of the Articles, each Minority Seller shall be required to transfer to the Purchaser, at Completion, legal and beneficial title to its Minority Shares free from all Encumbrances and with full title guarantee.

2.4	Subject to clause 2.3, if a person is registered as a shareholder of the Company on the register of members of the Company after the date of this agreement, as soon as reasonably practicable thereafter, the Company shall notify the Purchaser and the Purchaser shall deliver a Drag-Along Notice to such shareholder to the extent required and the Company shall update the Master Allocation Schedule to take into account such shareholder as a Minority Seller.

2.5	Each Lead Seller severally covenants (in respect of its Shares only) with the Purchaser that:

(a)	it has, and will have, subject to subclause 5.5 in relation to each Majority Seller (other than the Trustee), at Completion, the right to sell and transfer to the Purchaser the full legal and beneficial interest in the Shares set out opposite the name of such Lead Seller in column F of the Master Allocation Schedule and on the terms set out in this agreement; and

(b)	it irrevocably waives all rights of pre-emption (and any other rights which may otherwise operate to control, restrict, delay or otherwise hinder transfer) which he, she or it may have (whether under KCAD Investment Agreement, the Articles or otherwise), including any rights created after the date of this agreement and on or before Completion, in respect of the transfer to the Purchaser of the Shares or any of them on the terms set out in this agreement.

2.6	The Trustee covenants (in respect of its Shares only) with the Purchaser that:

(a)	it has, and will have at Completion, the right to sell and transfer to the Purchaser the full legal interest in the Shares which have been allocated set out opposite its name in column F of the Master Allocation Schedule and on the terms set out in this agreement; and

(b)	it irrevocably waives all rights of pre-emption (and any other rights which may otherwise operate to control, restrict, delay or otherwise hinder transfer) which he, she or it may have (whether under KCAD Investment Agreement, the Articles or otherwise), including any rights created after the date of this agreement and on or before Completion, in respect of the transfer to the Purchaser of the Shares or any of them on the terms set out in this agreement.

2.7	The consideration for the sale and purchase of the Shares shall be determined in accordance with clause 3 and clause 8.

2.8	Each Majority Seller hereby acknowledges that such Majority Seller constitutes a “Majority Seller” under the Articles and hereby waives any right to receive a Drag-Along Notice under the KCAD Investment Agreement and the Articles.

2.9	Neither the Sellers nor the Purchaser shall be obliged to complete the sale or purchase of any of the Shares unless all of the Shares are sold and purchased simultaneously.

3.	Consideration

3.1	The aggregate consideration for the sale and purchase of the Shares shall be an amount equal to:

(a)	the Base Price; minus

(b)	an amount equal to the Net Notified Leakage (if any); minus

(c)	the Transaction Bonuses Amount; minus

(d)	the Disclosed Sellers’ Transaction Costs Amount,

all of which shall be apportioned, allocated and paid or discharged (as appropriate) on Completion in accordance with this clause 3, clause 8, clause 11 and clause 16 (the Aggregate Consideration).

3.2	Any payment made by a Seller to the Purchaser under this agreement (whether as damages for breach, under a covenant to pay or otherwise) shall, to the extent possible, be deemed to reduce the consideration paid to that Seller for the Shares sold by that Seller.

4.	Conditions Precedent

4.1	The sale and purchase of the Shares is conditional on:

(a)	the required actual or deemed consents, approvals, authorisations, waivers, actions or non-actions pursuant to the regulations in the jurisdictions as listed in Schedule 9 shall have been obtained or deemed to have been obtained (including by expiry of any applicable waiting periods) and remain in effect (or otherwise, the relevant regulatory authority or authorities having confirmed that no such consent, approval, authorisation, action or non-action is required) (collectively, the Competition Conditions);

(b)	the fact that:

(i)	Warranties:

(A)	the Warranties were true and accurate as at the date of this agreement and as of Completion; provided that the Warranties that speak as of a specified date or period of time shall only be required to have been, and to be, true and correct only as of such date or period of time;

(ii)	Fundamental Business Warranties:

(A)	the Fundamental Business Warranties were true and accurate as at the date of this agreement and as of Completion; provided that the Fundamental Business Warranties that speak as of a specified date or period of time shall only be required to have been, and to be, true and correct only as of such date or period of time; and

(iii)	Business Warranties:

(A)	the Business Warranties were true and accurate as at the date of this agreement and as of Completion except where such failure to be so true and accurate (without regard to “materiality,” and similar qualifiers contained in such warranties) would not, in the aggregate, reasonably be expected to have a Material Adverse Change; provided that the Business Warranties that speak as of a specified date or period of time shall only be required to have been, and to be, true and correct only as of such date or period of time; and

(c)	the fact that no Material Adverse Change on the Target Group shall have occurred after the date of this agreement and be continuing; and

(d)	each of the Lead Sellers and the Company shall have performed in all material respects all of their respective obligations and complied in all material respects with all covenants required by this agreement to be performed or complied with by it, together, clauses (a) through (d), the Conditions.

4.2	The parties acknowledge and agree that: (i) any Competition Condition may only be waived (in whole or in part) with the agreement in writing between the Purchaser and the Seller Representatives; and (ii) any Condition in subclauses 4.1(b) through 4.1(d) may only be waived (in whole or in part) with the agreement in writing of the Purchaser, and in the case of subclauses (i) and (ii); such Condition (or, where applicable, that part of it) will be deemed to have been satisfied by such waiver.

4.3	The Purchaser undertakes to each Seller to procure that each of the Competition Conditions is satisfied as soon as practicable and in any event prior to the Long Stop Date, and in particular (and without prejudice to the generality of the foregoing) the Purchaser shall:

(a)	make all necessary filings in relation to the Competition Conditions as soon as reasonably practicable after the date of this agreement and in any event within thirty (30) Business Days after (and not including) the date of this agreement;

(b)	if possible under the relevant laws and regulations, use reasonable endeavours to provide for an expedited review of the filings in relation to the Competition Conditions in Nigeria and Kuwait, including the payment of filing fees;

(c)	not submit any filing or any other material communication in respect of the Transaction to any governmental or regulatory authority other than the relevant Governmental Entities required to satisfy the Competition Conditions; and

(d)	offer, accept, agree to and comply with any conditions, obligations, undertakings, modifications and/or arrangements (including: (i) the provision of any credit support; (ii) agreeing to hold separate or dispose of any part of the business of the Target Group; and/or (iii) entering into agreements which restrict the manner in which, or whether, any part of the business of the Target Group may carry on business in any part of the world) and take such other steps (each a Commitment) as are requested or imposed by the relevant Governmental Entity or are otherwise required to satisfy the Competition Conditions; provided that the Purchaser shall not be required to offer, accept or agree to any Commitment: (A) applicable to any part of the business of Purchaser’s Group as of immediately prior to the date of this agreement, provided that the parties agree that the seven (7) land drilling rigs that a member of the Purchaser’s Group is contracted to provide to Saudi Aramco in the Kingdom of Saudi Arabia shall constitute part of the business of the Purchaser’s Group as of immediately prior to the date of this agreement, (B) that would, individually or in the aggregate with all other Commitments, be reasonably expected to result in a decrease in the aggregate EBITDA generated by the Target Group equal to 5% or more of the aggregate EBITDA generated by the Target Group in fiscal year 2023 of USD 386,000,000 or (C) that requires the disposal of any Rig which is operating in any country that is a member of the Gulf Cooperation Council as at the date of this agreement or that requires the exportation of any such Rig from any country that is a member of the Gulf Cooperation Council to a country that is not a member of the Gulf Cooperation Council.

4.4	The Purchaser shall:

(a)	promptly notify the Seller Representatives (and the advisers nominated by the Seller Representatives) of, and (to the extent legally permissible) provide to it, any communication (whether written or oral) from any relevant Governmental Entity other than any communication that is solely administrative in its nature;

(b)	give the Seller Representatives (and the advisers nominated by the Seller Representatives) reasonable notice of all meetings (whether virtual or in person) and telephone calls with any relevant Governmental Entity and give the Seller Representatives (and the representatives of the Seller Representatives) reasonable opportunity to participate at them (save to the extent that the applicable relevant Governmental Entity expressly requests that the Seller Representatives (or any representatives of the Seller Representatives) should not be present at the meeting or part or parts of the meeting) and if so requested by the Governmental Entity, the Seller Representatives shall be provided with a written summary of any material information arising out of or any material communication made in connection with such meetings and/or telephone calls as soon as possible thereafter (save to the extent that the relevant Governmental Entity expressly requests that the Seller Representatives should not be provided with such information); and

(c)	to the extent legally permissible, provide the Seller Representatives (and the advisers nominated by the Seller Representatives) with drafts of all written notifications and other communications intended to be sent to the relevant Governmental Entity (other than any communications that are solely administrative in their nature), give the Seller Representatives a reasonable opportunity to comment thereon and take reasonable account of such comments, and provide the Seller Representatives (or advisers nominated by the Seller Representatives) with final copies of all such notifications and other communications, in each case:

(i)	in connection with the satisfaction of the Competition Conditions; and

(ii)	subject to the right for the Purchaser to redact information that it reasonably considers to be competitively and/or commercially sensitive with respect to it or any member of the Purchaser’s Group (in which case an unredacted version of the communication shall be provided to the Sellers’ external legal advisers on an “outside counsel only” basis).

4.5	Without prejudice to the foregoing, for the purposes of the Competition Conditions, the Purchaser shall:

(a)	notify the Lead Sellers in writing as soon as reasonably practicable upon the satisfaction (or becoming aware of the satisfaction) of a Competition Condition and, in any event, within one Business Day following satisfaction (or becoming aware of the satisfaction, if later) of such Competition Condition;

(b)	keep the Lead Sellers reasonably informed as to the status and progress towards the satisfaction of the Competition Conditions; and

(c)	promptly notify the Seller Representatives in writing if, at any time, it becomes aware of a fact or circumstance that, in its reasonable opinion, would be likely to prevent a Competition Condition from being satisfied and keep the Lead Sellers updated on the status of such fact or circumstance.

4.6	The Company shall, and each Majority Seller shall exercise all rights as a direct shareholder of the Company (to the extent it is within its powers to do so by way of exercising the rights available to it pursuant to the KCAD Investment Agreement and the Articles) to procure that the Company shall, provide to the Purchaser such reasonable assistance as the Purchaser may reasonably request, and provide to the relevant Governmental Entity such information as may reasonably be necessary including by providing such information on an “outside counsel only” basis where appropriate, in each case, to ensure that the Competition Conditions are fulfilled as soon as reasonably practicable.

4.7	If any Competition Condition becomes incapable of being satisfied, or waived in accordance with subclause 4.2, on or before the Long Stop Date, then by written notice to the Purchaser or the Seller Representatives (as applicable), provided that the Purchaser, the Company or any Majority Seller (as applicable) is not in material breach of clause 4, either the Purchaser or the Seller Representatives may elect to terminate this agreement and, upon such termination:

(a)	except for this subclause and the Surviving Clauses, all the provisions of this agreement shall lapse and cease to have effect; but

(b)	neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation under this agreement falling due for performance prior to such lapse and cessation.

4.8	The Purchaser shall bear all reasonable and documented out-of-pocket costs and expenses and filing fees in relation to any filings or notifications submitted pursuant to this clause 4 and in relation to any Commitment(s).

4.9	If at any time following the date of this agreement and prior to Completion, any of the Conditions in subclause 4.1(b) to 4.1(d) is incapable of being satisfied on or before the Long Stop Date and such Condition has not been waived by the Purchaser, as applicable, pursuant to subclause 4.2, the Purchaser may by giving written notice to the Majority Sellers, elect not to complete the purchase of the Shares and subclause 6.7 shall apply; provided that, in the event of any breach by the Majority Sellers or the Company of any warranty, covenant or other agreement, which would give rise to the failure of the Condition set forth in subclauses 4.1(b) or 4.1(d), the Purchaser may only terminate this agreement if such breach is not curable prior to the Long Stop Date, or if curable prior to the Long Stop Date, has not been cured by the earlier of (i) thirty (30) days after the giving of written notice by the Purchaser to the Majority Sellers and the Company of such breach and (ii) two (2) Business Days prior to the Long Stop Date.

4.10	If the Purchaser elects to terminate this agreement:

(a)	pursuant to subclause 4.9;

(b)	as a result of any of the Conditions in subclause 4.1 not being satisfied immediately or as of Completion; or

(c)	as a result of a failure by the Company to deliver the Completion Certificate at Completion or a failure by a Majority Seller to deliver a Majority Seller Certificate at Completion,

save in the case of fraud, the exercise by the Purchaser of any such termination right shall be its sole remedy in respect of any breach by any Lead Seller or the Company of this agreement.

5.	Pre-Completion Covenants

5.1	Subject to subclause 5.3 and applicable law, from (but including) the date of this agreement until Completion, each Majority Seller severally undertakes to the Purchaser, except with the written consent of the Purchaser (such consent not to be unreasonably conditioned, withheld or delayed), that it shall:

(a)	exercise its rights as a direct shareholder of the Company (to the extent it is within its powers to do so by way of exercising the rights available to it pursuant to the KCAD Investment Agreement and the Articles) to ensure that the business of the Target Group continues to be carried on, in the ordinary course, consistent with past practice and the KCAD Investment Agreement;

(b)	not give any consent in respect of any KCAD IA Reserved Matter;

(c)	not approve or agree to any amendment to, cancellation of or suspension of the KCAD Investment Agreement, save in respect of any required amendment to give effect to the Transaction pursuant to the terms of this agreement; and

(d)	provide the Purchaser with any information request required for preparing German Real Estate Transfer Tax Returns of the Company and any Target Group Company upon signing of this agreement or prior to Completion in order to enable the Purchaser (or the Company or any Target Group Company) to comply with its relevant statutory filing periods; provided, that if the Seller does not fully and timely provide the relevant information to the Purchaser, the Majority Sellers shall be liable for the German Real Estate Transfer Tax that is triggered due to the Majority Sellers’ failure to provide sufficient and timely information to the Purchaser and such amounts shall be deemed to be Disclosed Sellers’ Transaction Costs.

5.2	From (but including) the date of this agreement until Completion, the Company undertakes to the Purchaser, except with the written consent of the Purchaser (such consent not to be unreasonably conditioned, withheld or delayed), that it shall (a) use reasonable endeavours to ensure that the business of the Target Group continues to be carried on in the ordinary course consistent with past practice and (b) comply with the obligations set out in Schedule 7.

5.3	Subclauses 5.1 and 5.2 and Schedule 7 shall not operate to restrict or prevent:

(a)	any matter which constitutes Permitted Leakage;

(b)	with respect to subclause 5.1(a), 5.1(b), subclause 5.2(a) and paragraphs (a), (h) to (j), and (u) (in each case inclusive) in Schedule 7, any matter reasonably undertaken by any Target Group Company in an Emergency Situation with the intention of minimising any adverse effect thereof on the assets, personnel or operations of any Target Group Company (and of which the Purchaser will be promptly notified in writing);

(c)	any action taken in accordance with any contract or arrangement entered into by any Target Group Company prior to the date of this agreement and which is included in the Data Room;

(d)	any action taken to procure implementation of the Saipem Acquisition and which is included in folder (Hercules VDR) 5.14 and item 2 (Disclosure Documents Bundle) of the Data Room; provided, however, that Schedule 7 shall limit actions with respect to contracts or arrangements related to compensation or benefits provided to any of the current or former employees or other individual service providers of the Target Group Company;

(e)	any act or conduct which any Target Group Company is required to take, or omit to take, as a result of, or in order to comply with, any applicable law or regulation of any applicable Governmental Entity;

(f)	any action taken, or omitted to be taken, at the written request of, or with the prior written approval of, the Purchaser or any member of the Purchaser’s Group;

(g)	action taken in connection with: (i) the extension of an existing contract or agreement with an existing customer of the Target Group (including the entry into any agreement or contract to give effect to such extension); or (ii) the entry into a new contract or agreement (other than in response to a new tender received) with an existing customer of the Target Group, in each case by any Target Group Company and on arms’ length terms;

(h)	any matter specifically included in the Locked Box Accounts, and/or the Equity Bridge;

(i)	any act or conduct by a Target Group Company in respect of the German Tax Matter provided that the Company is in compliance with Schedule 11; or

(j)	any matter expressly contemplated or provided for in this agreement or another Transaction Document.

5.4	The Purchaser shall be deemed to have given its approval to a matter referred to in clause 5.1, clause 5.2 and Schedule 7 unless it notifies the Majority Sellers or the Company (as applicable) in writing of its objections and its reasons for objecting within ten (10) Business Days of receiving a written request for approval from the Seller Representatives or the Company (as applicable).

5.5	From the date of this agreement until the date falling fifteen (15) days prior to Completion, each Majority Seller shall be entitled to complete the transfer of all or part of those Shares set out opposite its name in column F of the Master Allocation Schedule (the Transferring Shares) to its Affiliates, another Majority Seller or to one of their Affiliates, provided that the Majority Seller must procure that the proposed transferee, on or prior to completing the transfer of the Transferring Shares, becomes, if not already, bound by this agreement as a Majority Seller by executing a Deed of Adherence and delivering it to the Purchaser and the Company. Upon completion of the transfer of the Transferring Shares:

(a)	the transferee shall assume the rights and obligations of the transferring Majority Seller under this agreement in respect of those Transferring Shares it is acquiring; and

(b)	the transferring Majority Seller shall be released and discharged from all obligations and liabilities under this agreement in respect of those Transferring Shares it is transferring.

5.6	Promptly following completion of the transfer of the Transferring Shares, the transferring Majority Seller shall direct the Company to update the Master Allocation Schedule to take into account such transfer (and shall deliver to the Majority Sellers and the Purchaser such updated Master Allocation Schedule as soon as reasonably practicable).

5.7	Prior to the date of this agreement:

(a)	(i) Tresidor Europe Credit Opportunities Limited entered into a binding agreement to acquire an additional 1,138 Shares; and (ii) Tresidor Europe Credit Limited entered into a binding agreement to acquire an additional 10,100 Shares, and in each case such Shares are not legally owned by the relevant Seller or included in the Master Allocation Schedule as at the date of this agreement. Following completion under the relevant binding agreement, Tresidor Europe Credit Opportunities Limited or Tresidor Europe Credit Limited (as applicable) shall direct the Company to update the Master Allocation Schedule to take into account such transfer (and shall deliver to the Majority Sellers and the Purchaser such updated Master Allocation Schedule as soon as reasonably practicable).

(b)	Barings Global Loan Strategy 3 Limited entered into a binding agreement to acquire an additional 8,932 Shares from Barings Global Loan Limited, and such Shares are not legally owned by the relevant Seller or included in the Master Allocation Schedule as at the date of this agreement. Following completion under the relevant binding agreement, Barings Global Loan Strategy 3 Limited and Barings Global Loan Limited shall direct the Company to update the Master Allocation Schedule to take into account such transfer (and shall deliver to the Majority Sellers and the Purchaser such updated Master Allocation Schedule as soon as reasonably practicable).

(c)	Deutsche Bank AG (London Branch) entered into a binding agreement to acquire an additional 17,346 Shares, and such Shares are not legally owned by the relevant Seller or included in the Master Allocation Schedule as at the date of this agreement. Following completion under the relevant binding agreement, Deutsche Bank AG (London Branch) shall direct the Company to update the Master Allocation Schedule to take into account such transfer (and shall deliver to the Majority Sellers and the Purchaser such updated Master Allocation Schedule as soon as reasonably practicable).

5.8	From the date of this agreement up to Completion, the Company shall (at the sole cost of the Purchaser) use reasonable endeavours to:

(a)	upon reasonable advance written request by the Purchaser, procure that the Purchaser, its agents and Representatives are given reasonable access to the Target Group’s head office and to the material books and records during normal business hours on any Business Day; and

(b)	following receipt of a written request from the Purchaser provide such information regarding the business and/or affairs of the Target Group Companies which is in the power or possession of the Target Group Companies as the Purchaser may reasonably require, in each case provided that the Company shall not be required to comply with any request or to take any action to the extent it would or would be reasonably likely to: (i) require the Company or any Target Group Company to take any action that would conflict with or violate any applicable laws, its organisational documents or any contractual arrangements to which it is a party or (ii) require the Company or any Target Group Company to provide access to or disclose information that it reasonably determines could jeopardize any attorney-client or similar privilege of the Company or such Target Group Company; provided, that the Company shall provide summaries of any material information to the extent such summaries can be provided without violating subclauses (i) or (ii).

5.9	From the date of this agreement up to Completion, the Company and the Majority Sellers agree that the Purchaser and the Purchaser’s Guarantor may initiate contact with, pursue and provide the information in subclause 5.10 below to, in each case, potential Debt Financing Sources in connection with the Transaction.

5.10	From the date of this agreement up to (and including) Completion, at the sole cost of the Purchaser, the Company shall, and shall procure that each Target Group Company and their respective senior management shall, provide all customary cooperation reasonably requested by the Purchaser to assist the Purchaser and its Affiliates with respect to any Debt Financing that is to be provided to Purchaser’s Group for purposes of completing the Transaction, including (in each case, as may be reasonably requested by the Purchaser in connection with that Debt Financing):

(a)	(i) providing the audited consolidated financial statements of the Company for the fiscal years ending 31 December 2022, 31 December 2023 and 31 December 2024 and unaudited (but reviewed) consolidated financial statements of the Company for the cumulative interim financial period from the start of the then-current fiscal year until the end of each fiscal quarter (other than for the fiscal quarter ending on 31 December 2024 for which annual audited consolidated financial statements shall be delivered) ending on or after 30 June 2024 (together with the unaudited (but reviewed) consolidated financial statements of the Company for the corresponding cumulative interim financial period from the prior fiscal year) as soon as reasonably practicable after the completion of the relevant fiscal quarter or fiscal year, as the case may be; provided that with respect to the any cumulative interim financial statements, the Company shall use reasonable endeavours to (A) furnish a draft of such financial statements to Purchaser and the Company’s auditors no later than 45 days after the end of the relevant fiscal quarter and (B) cause its auditors to complete their review of such interim financial statements no later than 15 days thereafter; (ii) providing the information reasonably necessary in connection with the Purchaser’s Guarantor’s preparation of any pro forma financial statements reasonably required for the Debt Financing (provided that any reconciliation from IFRS to US GAAP which is required with respect to any such pro forma financial statements will be prepared by the Purchaser and its auditors and shall not be required to be delivered by the Company); provided, that, the Company and the Target Group Companies shall not be required to deliver financial statements other than those required pursuant to clause (i) above and provided further, the Purchaser shall be solely responsible for the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financing information; (iii) cooperating to furnish the audit opinion and consent of the Target Group’s auditor on the audited annual financial statements described in clause (i) in accordance with normal custom and practice; and (iv) using reasonable endeavours to cause such auditor to provide customary comfort letters (including customary “negative assurance” comfort and change period comfort) (with customary bring-down comfort letters delivered on the closing date of any such financing) to the Debt Financing Sources, in each case, if and to the extent customary in connection with debt offerings in Europe or the United States;

(b)	providing other customary and reasonably available information for financings similar to the Debt Financing regarding the Target Group Companies and the business of the Target Group to assist the Purchaser in the preparation of marketing material, offering memoranda and rating agency presentations as may be used for syndication and underwriting of the Debt Financing and, in connection therewith, permitting the Purchaser or other members of the Purchaser’s Group’s reasonable use of the Company’s and any of the other Target Group Companies’ logos (subject to advance review of and consultation with respect to such use), in accordance with normal custom and practice; provided that such logos are used in a manner that is not intended to, and is not reasonably likely to, harm or disparage the Sellers’, the Company’s or the Target Group Companies’ reputations or goodwill;

(c)	causing senior management teams of the Target Group Companies at reasonable times and upon reasonable advance notice, to participate in a reasonable number of meetings, conference calls, drafting sessions, due diligence sessions and similar presentations to and with any Debt Financing Source and rating agencies (with all of the foregoing to be virtual at the Target Group Company’s or such persons’ request) and otherwise cooperate with the Debt Financing Sources’ documentary reasonable due diligence, in accordance with normal custom and practice (provided that no due diligence reports will be prepared whether by the Target Group Companies or the Purchaser’s Group and any documents that may be required to put into a data room will be limited to those strictly necessary in order to issue the Debt Financing);

(d)	providing reasonable and customary assistance and cooperation with the preparation of the Financing Agreements;

(e)	to the extent reasonably requested by the Purchaser in writing at least ten (10) Business Days prior to the Completion Date, providing, at least four (4) Business Days prior to the earlier of (i) the Completion Date and (ii) the date on which definitive Financing Agreements are entered into with respect to any Debt Financing that is to be provided to Purchaser’s Group for purposes of completing the Transaction, any customary information and documents required regarding the Company and the Target Group Companies in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; and

(f)	to the extent that the Company becomes aware that any material factual information concerning the Target Group Companies provided to the Purchaser pursuant to this subclause 5.10 is untrue (or omitted to include a material fact necessary in order to make any other material factual information concerning the Target Group Companies provided to the Purchaser pursuant to this subclause 5.10, in light of the circumstances under which such information was provided, not misleading) in circumstances where such information is required to be included in any offering document that is to be distributed to potential lenders or other investors in the Debt Financing, as soon as reasonably practicable after becoming aware of such matters, provide an update to the Purchaser with respect to that information, provided that: (i) nothing shall require such cooperation to the extent it would, or would be reasonably likely to (A) unreasonably interfere with the business or operations of the Company or any Target Group Company, (B) require the Company or any Target Group Company to take any action that would conflict with or violate any applicable laws, its organisational documents or any contractual arrangements to which it is a party, (C) require the Company or any Target Group Company to enter into or to approve any agreement for the Debt Financing the effectiveness of which is not conditioned upon Completion, (D) require the Company or any Target Group Company or any individual who is a member of the board of directors (or other similar governing body) of the Company or any Target Group Company to pass resolutions or consents to approve, or authorize the execution of, any financing, including the Debt Financing, or any definitive documentation related thereto prior to the Completion Date, (E) require the Company or any Target Group Company to enter into any contract or agreement (other than customary representation and authorization letters) with respect to any financing, including the Debt Financing, that is effective prior to the occurrence of Completion or that would be effective if Completion does not occur, (F) require the Company or any Target Group Company to provide access to or disclose information that it reasonably determines could jeopardize any attorney-client or similar privilege of the Company or such Target Group Company, (G) cause any representation, warranty or covenant in this agreement to be breached or require any waiver or amendment of the terms of this agreement and (H) (x) subject or cause the Company or any Target Group Company (or any of their respective directors, officers, employees, advisors and other agents or representatives) (x) to any actual or potential liability or (y) to incur or bear any costs not subject to reimbursement hereunder; (ii) neither the Company nor any Target Group Company shall be required to provide access to any information which they reasonably believe may not be provided to the Purchaser under applicable laws or by reason of confidentiality undertakings with a third party; and (iii) the Purchaser’s Guarantor shall, (a) promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by any of the Target Group Companies in connection with their cooperation pursuant to this agreement and (b) indemnify and hold harmless the Target Group Companies from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments penalties and amounts paid in settlement or actually suffered or incurred by them directly (but not indirect, consequential, special or punitive) in connection with the cooperation provided pursuant this agreement, including this subclause 5.10, except to the extent caused solely by (x) any material factual information concerning the Target Group Companies provided to the Purchaser pursuant to this subclause 5.10 being untrue in any material respect (or the omission to include a material fact necessary in order to make any other material factual information concerning the Target Group Companies provided to the Purchaser pursuant to this subclause 5.10, in light of the circumstances under which such information was provided, not misleading in any material respect) in circumstances where such information has been included in any offering document that has been distributed to potential investors in the Debt Financing, (y) the fraud of any Target Group Company or (z) any wilful breach or gross negligence by any Target Group Company, in each case as determined by a final and non-appealable arbitral decision or award. This indemnification shall survive the termination of this agreement. The parties hereto acknowledge and agree that the provisions contained in this subclause 5.10 represent the sole obligation of the Company and its Affiliates with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by the Purchaser, Purchaser’s Guarantor or any of their respective Affiliates with respect to the Transaction, and no other provision of this agreement (including the exhibits and schedules hereto) shall be deemed to expand or modify such obligations. Notwithstanding anything to the contrary in this agreement, the Company’s breach of any of the covenants required to be performed by it under this subclause 5.10 shall not be considered in determining whether the Condition in subclause 4.1(d) has been satisfied unless (i) such breach is a wilful breach, (ii) the Purchaser has given the Company written notice of such breach and (iii) such breach is the primary cause of the Purchaser being unable to obtain the proceeds of the Debt Financing actually sought by the Purchaser at the Completion.

5.11	The Company shall deliver drafts of the Pay-Off Letters and the Encumbrance Releases to the Purchaser at least five (5) Business Days prior to the Completion Date. The Company shall deliver the executed Pay-Off Letter with respect to each Existing Facility on or before the relevant Debt Repayment Date for that Existing Facility. Subject to the provisos set out in the definition of Encumbrance Releases and subclause 5.14, the Company shall deliver the executed Encumbrance Release with respect to each Existing Facility as soon as reasonably practicable on or after the relevant Debt Repayment Date for that Existing Facility.

5.12	If the Completion Date is determined (in accordance with subclause 6.1) to occur prior to the Senior Secured Notes Par Call Date, by notice to the Company not later than the date falling ten (10) Business Days prior to the Completion Date, the Purchaser or the Purchaser’s Guarantor will be permitted to commence and conduct, in accordance with the terms of the Senior Secured Notes Indenture, a “Change of Control Offer” (as such term is defined in the Senior Secured Notes Indenture) (a Debt Offer), with respect to all of the outstanding aggregate principal amount of the Senior Secured Notes, provided that (A) any such Debt Offer is consummated using funds provided by the Purchaser or the Purchaser’s Guarantor, (B) the Purchaser shall (1) prepare all necessary and appropriate documentation in connection with a Debt Offer (the Debt Offer Documents), (2) provide the Company with a reasonable opportunity to review and comment on such documentation, (3) include any proposed changes reasonably requested by the Company to the extent relating to the Company or its Subsidiaries or to compliance with the Senior Secured Notes Indenture or applicable law and shall otherwise consider any such proposed changes in good faith and (C) any such Debt Offer shall be conducted in compliance with the Senior Secured Notes Indenture and applicable law. The closing (or, if applicable, effectiveness) of the Debt Offer shall be expressly conditioned on the occurrence of the Completion; provided, that the consummation of a Debt Offer with respect to the Senior Secured Notes shall not be a condition to the Completion.

5.13	Subject to subclause 5.12 with respect to the Senior Secured Notes only, the Company shall, to the extent permitted by the Existing Facilities, (a) issue one or more notices of optional redemption or prepayment, as applicable, for all of the outstanding aggregate principal amount of the Existing Facilities (which may be delivered at the Purchaser’s request in advance of the Completion Date so long as the redemption of such Existing Facilities is expressly conditioned upon the occurrence of the Completion), pursuant to the redemption provisions of the respective Existing Facilities and (b) take any other actions reasonably requested by the Purchaser or the Purchaser’s Guarantor to facilitate the satisfaction and discharge of the Existing Facilities pursuant to the satisfaction and discharge provisions of the respective Existing Facilities and the other provisions of each such Existing Facilities applicable thereto, provided that (i) any such redemption, prepayment or satisfaction and discharge shall be consummated using funds provided by the Purchaser or the Purchaser’s Guarantor, (ii) consummation of any such redemption or satisfaction and discharge shall not be a condition to Completion, (iii) any such redemption or satisfaction and discharge shall be expressly conditioned upon, and not be consummated prior to, the Completion Date (iv) the repayment date for each Existing Facility will be the relevant Debt Repayment Date and (v) the Purchaser shall promptly reimburse the Company upon its written request for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with the cooperation provided for in subclauses 5.12 and/or 5.13 and reimburse, indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all liabilities and losses suffered or incurred by them in connection with the transactions contemplated by subclauses 5.12 and/or 5.13. If reasonably requested by the Purchaser or the Purchaser’s Guarantor, the Company shall use its reasonable endeavours to cause its legal counsel to provide all customary legal opinions required in connection with the redemptions contemplated by this subclause 5.13 to the extent such legal opinions are required to be delivered prior to the Completion Date.

5.14	The Purchaser acknowledges that a number of bank guarantees, letters of credit, bid bonds, performance bonds, custom bonds, tax bonds and other similar instruments (together the Bank Instruments) have been issued under the Existing Facilities and that the Purchaser shall be required to cash collateralise all such Bank Instruments on the relevant Debt Repayment Date in such amounts required by the issuer of such Bank Instruments under the Existing Facilities, provided that the Company shall, upon reasonable request by the Purchaser not less than 20 Business Days prior to the Completion Date, use reasonable endeavours to request the relevant issuers of such Bank Instruments under the Existing Facilities to accept any guarantee, letter of credit, indemnity or other assurance against loss from the Purchaser, the Purchaser’s Guarantor or any provider of finance to the Purchaser or the Purchaser’s Guarantor in lieu of cash collateral (Bank Instrument Indemnity Cover). If no agreement as to any such alternative arrangement for Bank Instrument Indemnity Cover has been agreed with the relevant issuer of those Bank Instruments on or before the date falling five Business Days prior to the Completion Date, the Purchaser shall be required to provide the relevant amount of cash collateral on the relevant Debt Repayment Date.

5.15	The Purchaser acknowledges that certain of the Target Group Companies have entered into “cash management facilities” with HSBC UK Bank plc and certain of its affiliates (together HSBC) and that the cash management facilities are secured by the Common Existing Facility Encumbrances. The Company and the Purchaser shall use reasonable endeavours to cooperate with each other with the aim of obtaining the consent of HSBC to authorise the entry into of the Encumbrance Releases with respect to the Common Existing Facility Encumbrances provided that the Purchaser acknowledges that the Purchaser or the Purchaser’s Guarantor may be required to provide a guarantee, indemnity or other assurance against loss to HSBC with respect to such facilities in order to obtain such consent.

5.16	From the date of this agreement up to Completion, at the sole cost of the Company, the Company shall use reasonable endeavours and shall instruct its directors, officers and Representatives to use their reasonable endeavours, to:

(a)	appoint an attorney in Iran on terms acceptable to the Company to act on behalf of the Company in resuming and completing the dissolution of KCA Deutag Iran Kish Drilling Company (KCAD Iran);

(b)	once an attorney referred to in subclause 5.16(a) is engaged, if such attorney agrees, to advance to such attorney such amounts as the Company reasonably expects to become due and payable in connection with the dissolution of KCAD Iran during the twelve (12) month period following the date of this agreement;

(c)	take all such reasonable steps within its power to facilitate and complete the dissolution of KCAD Iran; and

(d)	provide a written report to the Purchaser on the last day of each month from the date of this agreement until Completion regarding the status of the dissolution of KCAD Iran,

save that nothing in this subclause 5.16 shall require the Company to take any act or engage in any activity (i) which is in breach of applicable Sanctions (whether by the Company, any Target Group Company or any of its or their respective officers, directors or employees) and/or (ii) to the extent that the Company can demonstrate to the satisfaction of the Purchaser that KCAD Iran has been dissolved.

5.17	Each Majority Seller shall execute the transfer form in respect of its Shares outside of the United Kingdom and shall retain such transfer form outside of the United Kingdom at all times while in its possession.

6.	Completion

6.1	Completion shall take place fifteen (15) Business Days after (and not including) the date on which the last of the Conditions (other than those Conditions that, by their terms, are to be satisfied immediately prior to Completion, but subject to the satisfaction or waiver of such Conditions) to be satisfied is satisfied or waived in accordance with subclause 4.2 (or at such other place, at such other time and/or on such other date as the Seller Representatives and the Purchaser may agree in writing).

6.2	Not less than fifteen (15) Business Days prior to (and not including) the date of Completion, the Company shall deliver to the Purchaser a statement (the Completion Statement) containing:

(a)	a draft Debt Repayment Schedule (the final form of such Debt Repayment Schedule to be provided two (2) Business Days prior to Completion);

(b)	any Notified Leakage and Net Notified Leakage together with reasonable supporting evidence, including as to the nature and quantum of any Leakage Tax Adjustment taken into account in calculating Net Notified Leakage;

(c)	the amount of the Aggregate Consideration;

(d)	the updated Master Allocation Schedule (if applicable);

(e)	the Disclosed Sellers’ Transaction Costs (including all appropriate details such as currency, identity of payee and payee account details) and the Disclosed Sellers’ Transaction Costs Amount (including the amount of VAT the Company considers (acting reasonably) to be recoverable) and appending copies of the invoices to which such Disclosed Sellers’ Transaction Costs relate;

(f)	the Transaction Bonuses (including all appropriate details such as currency, identity of payee and payee account details) and the Transaction Bonuses Amount (setting out any Employer Tax and any Employee Tax required to be paid thereon and apportioned between each relevant Target Group Company employee, including the gross and net amounts payable after deduction of Employee Tax required by law); and

(g)	the amount of Drag Consideration due to each Minority Seller and the identity of the Minority Seller to whom it relates.

6.3	At Completion:

(a)	the Lead Sellers and the Company shall observe and perform the provisions of Part 1 of Schedule 5 to the extent applicable to them; and

(b)	the Purchaser shall observe and perform the provisions of Part 2 of Schedule 5.

6.4	All documents and items delivered at Completion pursuant to subclause 6.3 and Schedule 5 shall be held by the recipient to the order of the person delivering the same until such time as Completion shall be deemed to have taken place. Simultaneously with:

(a)	delivery of all documents and items and completion of all actions required to be delivered or completed at Completion in accordance with subclause 6.3 and Schedule 5 (or waiver in writing of the delivery of it by the person entitled to receive the relevant document or item); and

(b)	receipt of an electronic funds transfer to the Escrow Account of the Aggregate Consideration, the documents and items delivered in accordance with subclause 6.3 and Schedule 5 shall cease to be held to the order of the person delivering them and Completion shall be deemed to have taken place.

6.5	If one or more of the Sellers or the Company fail to comply with the provisions of Part 1 of Schedule 5, the Purchaser may elect (in addition and without prejudice to all other rights or remedies available to it) by giving notice to the Lead Sellers:

(a)	to fix a new time and date for Completion (being not less than five (5) Business Days and not more than twenty (20) Business Days after the original date for Completion or such date as may be required to allow the Purchaser to seek equitable relief), in which case the provisions of subclauses 6.1, 6.2, 6.3 and 6.4 and Schedule 5, shall apply to Completion as so deferred; or

(b)	to require Completion to take place so far as practicable having regard to the defaults which have occurred; or

(c)	provided that Completion has been deferred once under subclause 6.5(a), not to complete the purchase of the Shares and in which case the provisions of subclause 6.7 shall apply.

6.6	If the Purchaser fails to comply with the provisions of Part 2 of Schedule 5, the Seller Representatives may elect (in addition and without prejudice to all other rights and remedies available to it) by giving notice to the Purchaser:

(a)	to fix a new time and date for Completion (being not less than five (5) Business Days and not more than twenty (20) Business Days after the original date for Completion or such date as may be required to allow the Sellers to seek equitable relief), in which case the provisions of subclauses 6.1, 6.2, 6.3 and 6.4 and Schedule 5, shall apply to Completion as so deferred; or

(b)	to require Completion to take place so far as practicable having regard to the defaults which have occurred; or

(c)	provided that Completion has been deferred once under subclause 6.6(a), not to complete the purchase of the Shares and in which case the provisions of subclause 6.7 shall apply.

6.7	If the Seller Representatives or the Purchaser elects not to complete the purchase or sale of the Shares under subclause 4.9, 6.5 or 6.6 (as applicable):

(a)	except for this subclause and the Surviving Clauses, all the provisions of this agreement shall lapse and cease to have effect; but

(b)	subject to subclause 4.10, neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation under this agreement falling due for performance prior to such lapse and cessation.

6.8	Effective as of and conditional upon Completion, each of the Majority Sellers who is a party to the KCAD Investment Agreement hereby irrevocably and unconditionally waives any and all rights, claims, actions, liabilities or remedies of any kind whatsoever (whether actual or contingent and whether known or unknown) any such person may have in its capacity as shareholder against the Company under the KCAD Investment Agreement.

7.	Minority Sellers

7.1	The Purchaser shall procure that the Drag-Along Notice shall:

(a)	comply with the requirements of clause 13.3 and 13.4 of the KCAD Investment Agreement and article 22.3 and 22.4 of the Articles and shall include a seller transfer form in the form agreed between the Company, the Seller Representatives, and the Purchaser (each acting reasonably) and in compliance with this agreement, the KCAD Investment Agreement and the articles of association of the Company, to be executed by or on behalf of (by an Attorney or otherwise) each Minority Seller to enable the legal and beneficial title to the Minority Shares to pass fully and effectively to the Purchaser at Completion free from all Encumbrances and together with all rights attaching to them including the right to receive all distributions and dividends declared, paid, made or accruing from the Completion Date (the Minority Seller Transfer Form);

(b)	be accompanied by a waiver in the form agreed between the Company, the Seller Representatives, and the Purchaser (each acting reasonably) and in compliance with this agreement, the KCAD Investment Agreement and the articles of association of the Company pursuant to which each Minority Seller irrevocably and unconditionally waives any and all rights, claims, actions, liabilities or remedies of any kind whatsoever (whether actual or contingent and whether known or unknown) any such person may have in its capacity as shareholder against the Company under the KCAD Investment Agreement (the Minority Seller Waiver); and

(c)	request that each Minority Seller executes the Minority Seller Transfer Form outside of the United Kingdom and retains such Minority Seller Transfer Form outside of the United Kingdom at all times while in its possession.

7.2	In accordance with clause 13.5 of the KCAD Investment Agreement and article 22.5 of the Articles, each of the directors of the Company are irrevocably appointed as duly authorised attorneys for any Minority Seller pursuant to the KCAD Investment Agreement and the Articles, who does not, within five (5) Business Days following the Drag-Along Transfer Date, deliver to the Purchaser a duly executed Minority Seller Transfer Form (the Attorneys, and each, an Attorney), and the Company shall direct that the Attorneys execute the Minority Seller Transfer Form on behalf of the relevant Minority Sellers and deliver same to the Majority Sellers as soon as practicable prior to Completion.

7.3	If a Minority Seller does not, within five (5) Business Days following the Drag-Along Transfer Date, deliver to the Company a duly executed Minority Seller Waiver, a further written request shall be sent to each such Minority Seller requesting that the Minority Seller Waiver is duly executed and returned to the Company.

7.4	The Company shall procure that the Attorney executes any Minority Seller Transfer Forms on behalf of any Minority Seller who does not, within five (5) Business Days following the Drag-Along Transfer Date, deliver to the Purchaser a duly executed Minority Seller Transfer Form outside of the United Kingdom and shall retain such Minority Seller Transfer Forms outside of the United Kingdom at all times while in its possession.

8.	Leakage

8.1	With respect to the period from (and excluding) the Locked Box Date up to (and including) Completion:

(a)	each Seller (in respect of itself only) severally covenants to the Purchaser that:

(i)	neither it, nor any member of its Seller’s Group or any Connected Person to it or any member of the Seller’s Group has received (or will receive) any amount of Leakage; and

(ii)	no arrangement or agreement has been made or entered into with it (or will be made or entered into) that has resulted or will result in it, any member of its Seller’s Group or any Connected Person to it or any member of the Seller’s Group receiving any Leakage; and

(b)	the Company covenants to the Purchaser that no arrangement or agreement has been made or entered into (or will be made or entered into) that has resulted or will result in it, any member of its Seller’s Group receiving any Leakage.

8.2	In the event of any Leakage that would otherwise result in a breach of the covenant contained in subclause 8.1, the relevant Seller (in respect of itself only) severally covenants to the Purchaser, in accordance with subclause 8.7 and subject to Completion having occurred, to pay to the Purchaser or the Company (at the Purchaser’s election) within fifteen (15) Business Days of notification an amount in cash equal to the aggregate of the amount or value of such Leakage received by (or deemed to have been received by) it, any member of its Seller’s Group or any Connected Person to it (or in respect of which it, any member of its Seller’s Group or any Connected Person to it or any member of the Seller’s Group has benefited), less an amount equal to any Leakage Tax Adjustments arising directly as a result of such Leakage.

8.3	The Company or the relevant Seller shall, by notice in writing delivered to the Purchaser, in accordance with subclause 6.2 and specifically referencing this subclause, notify the Purchaser as soon as reasonably practicable of any Leakage that has occurred or will occur in the period between the Locked Box Date and Completion (the Notified Leakage) and Net Notified Leakage. To the extent a Leakage Tax Adjustment has been taken into account in calculating Net Notified Leakage, the Sellers shall provide reasonable details and evidence of the nature and quantum of such Leakage Tax Adjustment.

8.4	In the event of any Notified Leakage, the Aggregate Consideration shall be reduced by an amount equal to the Notified Leakage less an amount equal to any Leakage Tax Adjustments in respect of that Leakage (the Net Notified Leakage) and:

(a)	where the Net Notified Leakage is not specifically attributable to one or more Sellers, such reduction shall be allocated as between the Sellers such that the Aggregate Consideration payable to each Seller pursuant to this agreement shall be reduced by that Seller’s Relevant Proportion of the Net Notified Leakage; and

(b)	where any Net Notified Leakage is specifically attributable to one Seller only, the Aggregate Consideration payable to that Seller shall be reduced by an amount equal to that Net Notified Leakage,

provided that to the extent that the Aggregate Consideration is so reduced, the relevant Seller shall have no liability under subclause 8.1 or 8.2 in respect of such Notified Leakage.

8.5	For the purposes of this clause 8, any Leakage within limb (o) of the definition of Leakage shall be, in the case of Tax falling within limb (o)(i), apportioned amongst and deemed to have been received by the Sellers in the same manner as the Leakage in limbs (a) to (n) to which the Tax in question relates; and in the case of Tax falling within limb (o)(ii), apportioned amongst and deemed to have been received by each Seller in that Seller’s Relevant Proportion.

8.6	The Purchaser may notify the relevant Seller of a Leakage Claim on or before the date falling the earlier of: (i) nine (9) months after Completion; and (ii) 30 Business Days after the Company approves its audited financial statements for the financial year in which Completion occurs; provided that if Completion occurs on a date that is less than three (3) months before the end of the fiscal year, the Purchaser may, at its sole option, extend the period contemplated by this clause (ii) by an additional 15 Business Days, setting out the amount of such Leakage together with reasonable evidence thereof, including in respect of any associated Tax and any Leakage Tax Adjustment a reasonable estimation and underlying assumptions thereof, in which case, in relation to any alleged breaches so notified, the Sellers shall remain liable until any relevant claims in respect of this clause 8 have been satisfied, settled or withdrawn.

8.7	Subject to clause 8.4, Leakage shall be allocated as between the Sellers such that the Aggregate Consideration payable to each Seller pursuant to this agreement, less an amount equal to any Leakage Tax Adjustment resulting from such Leakage (and, in the case of any Leakage not specifically attributable to one or more Sellers, each Seller shall be deemed to have received its Relevant Proportion of that Leakage (less an amount equal to any Leakage Tax Adjustments resulting from such Leakage) for the purpose of this subclause 8.7) shall be reduced by such amount. The Sellers shall not be liable more than once in respect of the same Leakage, regardless of whether more than one category of Leakage arises in respect of it. A claim by the Purchaser under clause 8 shall be the Purchaser’s sole remedy in respect of any breach of clause 8 and/or any matter constituting Leakage.

9.	Sellers’ Warranties

9.1	Each Lead Seller individually and severally warrants to the Purchaser that, subject to the provisions of this agreement, each of the Warranties is true and accurate as at the date of this agreement and will also be true and accurate at Completion as if they had been repeated immediately before Completion.

9.2	Each of the Warranties is separate and independent and, except as expressly provided to the contrary in this agreement, is not limited:

(a)	by reference to any other of the Warranties; or

(b)	by any other provision of this agreement.

9.3	No Warranty shall be interpreted as including or relating to and the Sellers make no representations or warranties, whether express or implied, as to:

(a)	any seismic, geological, geophysical, engineering, economic or other interpretations, forecasts or evaluations;

(b)	any estimate or forecast of value, future revenue, expenditures, budgets or financial projections;

(c)	the maintenance, repair, condition, quality, working order, design or marketability, fitness for purpose or future performance or capability of any property, plant or equipment owned, used or leased by the Target Group; or

(d)	any other materials or information that has or have been made available or communicated to any member of the Purchaser’s Group and/or any of their respective representatives, agents or advisers in connection with the Transaction.

9.4	The Company shall give notice to the Purchaser in writing of any fact, matter or circumstance as soon as reasonably practicable after becoming aware of such fact, matter or circumstance arising after the date of this agreement and before Completion, which the Company is actually aware results in any of the Business Warranties being materially untrue or inaccurate in all respects when made at the date of this agreement or shall be materially untrue or inaccurate in all respects when deemed to be repeated immediately before Completion. Any failure on the part of the Company to provide any such notice shall not result in any increase in liability of the Company over and above any liability arising under this agreement. Any notice given under this subclause 9.4 in relation to any fact, matter or circumstance shall not prevent the Purchaser from making any Warranty Claim arising from that fact, matter or circumstance.

9.5	The Majority Sellers shall give notice to the Purchaser in writing of any fact, matter or circumstance as soon as reasonably practicable after becoming aware of such fact, matter or circumstance arising after the date of this agreement and before Completion, which such Majority Seller is actually aware results in any of the Warranties made by that Seller being untrue or inaccurate when made at the date of this agreement or shall be untrue or inaccurate when deemed to be repeated immediately before Completion. Any failure on the part of a Majority Seller to provide any such notice shall not result in any increase in liability of that Majority Seller over and above any liability arising under this agreement. Any notice given under this subclause 9.4 in relation to any fact, matter or circumstance shall not prevent the Purchaser from making any Warranty Claim arising from that fact, matter or circumstance.

9.6	The Warranties and any Claim shall be subject to the limitations and other provisions set out in Schedule 4.

9.7	No Majority Seller shall make any claim against any present or former employee of any Target Group Company on the basis that it make have relied on any warranty, representation or assurances made by such a person before agreeing any term of or before entering into this agreement.

9.8	None of the Majority Sellers, severally and not jointly, nor the Company or any of its directors or officers, or, to the knowledge of the Majority Sellers, employees:

(a)	has breached or is in breach of any applicable Money Laundering Laws or Anti-Bribery Laws;

(b)	is in violation of, or has violated, any applicable Sanctions or any applicable export, reexport, transfer, and import controls, including, but not limited to, the U.S. Export Administration Regulations, U.S. antiboycott regulations, the customs and import laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

(c)	is, or has been, a Restricted Person;

(d)	is, or has been, 50 percent or greater owned or controlled (directly or indirectly) by a Restricted Person;

(e)	has engaged in any transaction or conduct that is likely to result in it becoming a Restricted Person;

(f)	has conducted or is conducting any business dealings or activities with or for the benefit of, or is otherwise involved in any business with, any Restricted Person;

(g)	has engaged, or is engaging, in any transaction or behaviour which may give rise to a liability under or in connection with applicable Sanctions; and/or

(h)	is causing, or has caused, any other person to be in violation of any Sanctions.

9.9	Each Majority Seller individually and severally warrants to the Purchaser that as at the date of this agreement, it has not made any claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise against any other Seller, in each case in their respective capacity as shareholders in the Company, or the Company under the KCAD Investment Agreement.

9.10	Each Majority Seller warrants so far as such Majority Seller is actually aware: (i) no other Seller has made any claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise against any other Seller, in each case in their respective capacity as shareholders in the Company, or the Company; and (ii) no such claims are pending or threatened in writing, in each case under the KCAD Investment Agreement.

9.11	The Company warrants that: (i) no Seller has made any claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise against the Company and no such claims are pending or threatened in writing, in each case under the KCAD Investment Agreement; and (ii) so far as the Company is aware, no Seller has made any claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise against any Seller, in each case in their respective capacity as shareholders in the Company and so far as the Company is aware no such claims are pending or threatened in writing, in each case under the KCAD Investment Agreement.

10.	Purchaser’s and Purchaser’s Guarantor’s Warranties

10.1	Each of the Purchaser and the Purchaser’s Guarantor warrants to the Sellers as at the date of this agreement and as at Completion that:

(a)	it is a corporation or private limited company, as applicable, validly existing under their respective jurisdictions of organization and has been in continuous existence since its incorporation;

(b)	it has the power and authority to execute and deliver this agreement, and each of the other Transaction Documents to which it is or will be a party, and to perform its obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(c)	this agreement constitutes, and each of the other Transaction Documents to which it is or will be a party will, when executed, constitute, legal, valid and binding obligations of the Purchaser and the Purchaser’s Guarantor, as the case may be, in accordance with its terms;

(d)	the execution and delivery by the Purchaser or the Purchaser’s Guarantor, as the case may be, of this agreement and of each of the other Transaction Documents to which it is or will be a party and the performance of the obligations of the Purchaser or the Purchaser’s Guarantor, as the case may be, under it and each of them do not and will not conflict with or constitute a default under any provision of:

(i)	any agreement or instrument to which the Purchaser or the Purchaser’s Guarantor is a party; or

(ii)	the constitutional documents of the Purchaser or the Purchaser’s Guarantor; or

(iii)	any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Purchaser or the Purchaser’s Guarantor is bound;

(e)	except as expressly provided in subclause 4.1, all authorisations from, and notices or filings with, any governmental or other authority that are necessary to enable the Purchaser or the Purchaser’s Guarantor, as the case may be, to execute, deliver and perform its obligations under this agreement and each of the other Transaction Documents to which it is or will be a party have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with;

(f)	it is not deemed to be unable to pay its debts under applicable law;

(g)	no order has been served on it and no resolution has been passed for the winding-up or dissolution of it;

(h)	it is not in administration and, insofar as it is aware, no steps have been taken to place it into administration (including the filing of any notice of intention to appoint an administrator over it);

(i)	it is not subject to a company voluntary arrangement and no such arrangement has been proposed nor is it subject to a scheme of arrangement and, insofar as it is aware, no application has been made in respect of any such scheme;

(j)	no receiver (whether statutory or contractual) has been appointed to it or any of its assets; it is not in administrative receivership, nor has it entered into any compromises with any or all of its creditors;

(k)	it has not breached and is not in breach of any applicable Money Laundering Laws or Anti-Bribery Laws;

(l)	the funds it will use for the payment of the Aggregate Consideration do not derive from either: (i) criminal activity or the proceeds of crime or (ii) any transaction with or action involving any person currently subject to any Sanctions or in breach of Sanctions;

(m)	neither it nor its or their directors or officers nor, to their knowledge, employees:

(i)	is in violation of, or has violated, any applicable Sanctions;

(ii)	is, or has been, a Restricted Person;

(iii)	is, or has been, 50 percent or greater owned (in whole or in part) or controlled (directly or indirectly) by a Restricted Person;

(iv)	has engaged in any transaction or conduct that is likely to result in it becoming a Restricted Person;

(v)	has conducted or is conducting any business dealings or activities with or for the benefit of, or is otherwise involved in any business with, any Restricted Person;

(vi)	has engaged, or is engaging, in any transaction or behaviour which may give rise to a liability under or in connection with applicable Sanctions; and/or

(vii)	is causing, or has caused, any other person to be in violation of any Sanctions;

(n)	assuming the Debt Financing contemplated by the Commitment Documents is funded in accordance therewith, the Purchaser will have on the Completion Date sufficient cash on hand, undrawn capital commitments and/or Other Sources to enable the Purchaser to timely pay any and all amounts required to be paid by the Purchaser in cash in connection with Completion (the Required Amounts), including the amount required to be paid pursuant to clause 3.1, all fees, costs and expenses required to be paid by the Purchaser in connection with the Transaction (including in connection with any Debt Financing), and any amounts necessary to repay the Debt Repayment Amount to be repaid at Completion.

10.2	Each of the warranties in subclause 10.1 shall be construed as a separate warranty and shall not be limited by reference to any other warranty in subclause 10.1.

10.3	Each of the Purchaser and the Purchaser’s Guarantor warrants to the Sellers that:

(a)	the Purchaser has provided the Lead Sellers with a true and correct copy of the fully executed Commitment Documents (redacted where necessary to protect commercially sensitive information not necessary to demonstrate the commitment, amount, conditionality or availability of funding (including pricing and financial ratios));

(b)	the Commitment Documents are in full force and effect and are a legal, valid and binding obligation of Purchaser’s Guarantor, and to the knowledge of Purchaser and Purchaser’s Guarantor, the other parties thereto, and enforceable in accordance with their terms against Purchaser’s Guarantor, and to the knowledge of the Purchaser and Purchaser’s Guarantor, each of the other parties thereto;

(c)	all commitment and other fees required to be paid under the Commitment Documents have been paid in full by the Purchaser’s Guarantor or will be duly paid in full by Purchaser’s Guarantor as and when due;

(d)	the Commitment Documents have not been amended, restated, modified or terminated, nor has compliance with any term thereof been waived, on or prior to the date of this agreement and the respective commitments contained in the Commitment Documents have not been withdrawn, rescinded or otherwise modified in any respect on or prior to the date of this agreement;

(e)	as of the date hereof, (i) no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or default, in each case, on the part of the Purchaser’s Guarantor or, to the knowledge of the Purchaser or Purchaser’s Guarantor, any other party, under the Commitment Documents, (ii) assuming no circumstances exist giving rise to a termination right pursuant to clause 4.9, neither the Purchaser nor Purchaser’s Guarantor has knowledge that any of the conditions to the Debt Financing will not be satisfied on the Completion Date or that the Debt Financing will not be available to the Purchaser on the Completion Date and (iii) no Debt Financing Source party to the Commitment Documents has notified Purchaser or Purchaser’s Guarantor in writing of its intention to terminate any of the Commitment Documents or not to provide all or any portion of the Debt Financing contemplated by the Commitment Documents;

(f)	the consummation of the Debt Financing contemplated by the Commitment Documents is subject to no conditions precedent other than those expressly set forth in the copy of the Commitment Documents delivered to the Lead Sellers on or prior to the date hereof, and there are no contingencies that would permit the Debt Financing Sources to reduce the total amount of the Debt Financing contemplated by the Commitment Documents other than those expressly set forth in the copy of the Commitment Documents delivered to the Company on or prior to the date hereof; and

(g)	as of the date hereof, except for any engagement letters or related fee letters related to the permanent financing referred to in the Commitment Documents, as of the date of this agreement, there are no side letters or other agreements, contracts or arrangements to which the Purchaser, Purchaser’s Guarantor or any of their respective Affiliates is a party related to the funding of the Debt Financing. Notwithstanding anything to the contrary herein, the Purchaser and Purchaser’s Guarantor agree and acknowledge that consummation of any Debt Financing (or any other financing) by the Purchaser’s Guarantor, the Purchaser or any of their respective Affiliates is not a condition to the Completion or any of their respective obligations under this agreement.

10.5	Each of the Purchaser and Purchaser’s Guarantor shall:

(a)	use its commercially reasonable endeavours to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing on the terms and conditions described in the Commitment Documents as promptly as practicable, including using commercially reasonable endeavours to (i) maintain in effect the Commitment Documents and in all material respects comply with all of its obligations thereunder and under the Financing Agreements, (ii) negotiate, execute and deliver the Financing Agreements on or prior to the Completion Date and (iii) subject to subclause 10.3 above, satisfy on a timely basis (or obtain the waiver of) all conditions and covenants applicable to the Purchaser or Purchaser’s Guarantor in the Commitment Documents and Financing Agreements that are to be satisfied by the Purchaser or Purchaser’s Guarantor at or prior to Completion and to consummate the Debt Financings thereunder at or prior to Completion;

(b)	if all conditions to funding the commitments contained in the Commitment Documents have been satisfied (or waived), use commercially reasonable endeavours to cause the Debt Financing Sources to fund the Debt Financing required to consummate the Transaction and to pay related fees and expenses on the Completion Date and to make such Debt Financing available to the Purchaser or Purchaser’s Guarantor, as applicable; and

(c)	to pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts under the Commitment Documents.

10.6	If any portion of the Debt Financing becomes unavailable and such portion is necessary to consummate the Transaction (including in accordance with any “market flex” or other express terms set forth in the Commitment Documents, but excluding any reduction in commitments (i) that occur in accordance with the express terms of the Commitment Documents as a result of any incurrence of Indebtedness, equity offering or sale or other disposition of assets or properties meeting specified criteria set forth in the Commitment Documents and such incurrence, offering or sale or disposition would not reasonably be expected to materially delay Completion and (ii) where the net proceeds of the same are actually received or made available to the Purchaser, are not subject to escrow or similar arrangements subject to conditions less favourable from a certainty of funding perspective as compared to the terms of the Commitment Documents on the date hereof and will be used to fund the Required Amounts at Completion and the Purchaser and Purchaser’s Guarantor implement reasonable procedures to ensure that such net proceeds are available for such purpose or unless concurrently replaced on a dollar-for-dollar basis by commitments subject to substantially the same conditions as those set forth in the Commitment Documents (including with respect to commitment and availability of funding, and that are otherwise on terms and conditions, taken as a whole, no less favourable to the Purchaser and Purchaser’s Guarantor than the terms and conditions set forth in the Commitment Documents (taking into account any “market flex” provisions thereof)) from other Debt Financing Sources or Other Sources), the Purchaser and Purchaser’s Guarantor shall each (i) promptly notify the Company of such unavailability and the reason therefor and (ii) use commercially reasonable endeavours to obtain, as promptly as practicable following the occurrence of such event, Alternative Financing for any such portion from alternative debt sources (x) in an amount that will still enable the Purchaser to consummate the Transaction and to pay all Required Amounts and (y) on terms (A) that do not include any additional conditions precedent that would adversely affect the ability or likelihood of the Purchaser timely consummating the Transaction or otherwise adversely affect the ability or likelihood of the Purchaser timely consummating the Transaction (compared to the conditions to funding set out in the Commitment Documents as in effect on the date hereof) or (B) that would reasonably be expected to make the timely funding of that Alternative Financing or the satisfaction of the conditions to obtaining that Alternative Financing materially less likely to occur (compared to the terms and conditions to obtaining that Alternative Financing materially less likely to occur (compared to the terms and conditions set out in the Commitment Documents as in effect as at the date hereof)). If obtained, the Purchaser shall deliver to the Company true and complete copies of all commitment letters and other definitive agreements (redacted where necessary to protect commercially sensitive information not necessary to demonstrate the commitment, amount, conditionality or availability of funding (including pricing and financial ratios)) pursuant to which any such alternative source shall have committed to provide the Purchaser or Purchaser’s Guarantor with Alternative Financing. Upon receipt of any alternative commitment letters and other agreements which comply with this subclause 10.6, such agreements shall be deemed to be Commitment Documents for the purposes of this agreement.

10.7	The Purchaser and Purchaser’s Guarantor each shall not, without the Seller Representatives prior written consent (not to be unreasonably withheld, conditioned or delayed), permit any amendment, modification to, or any waiver of any provision or remedy under, any of the Commitment Documents or any definitive agreement related thereto (including the Financing Agreements) that would reasonably be expected to (i) (A) add additional conditions precedent that would adversely affect the ability or likelihood of the Purchaser timely consummating the Transaction or otherwise adversely affect the ability or likelihood of the Purchaser timely consummating the Transaction or (B) make the timely funding of the Debt Financing or the satisfaction of the conditions to obtaining the Debt Financing materially less likely to occur, (ii) reduce the aggregate amount of the Debt Financing below the amount, when taken together with cash on hand, undrawn capital commitments subject to conditions to funding no more onerous than the conditions set forth in the Commitment Documents as in effect as at the date hereof and/or Other Sources, is necessary to pay the Required Amounts or (iii) materially and adversely affect the ability of the Purchaser or Purchaser’s Guarantor, as applicable, to enforce its rights against other parties to the Commitment Documents or the definitive agreements relating thereto, it being understood and agreed that in any event, the Purchaser or Purchaser’s Guarantor, as applicable, may amend any of the Commitment Documents or any definitive agreement relating thereto to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed such Commitment Documents as of such time and consent to the assignment of lending commitments under the Commitment Documents to other lenders.

10.8	The Purchaser and Purchaser’s Guarantor shall provide the Majority Sellers with prompt written notice of the receipt of any notice or other communication from any Debt Financing Source with respect to such Debt Financing Source’s failure or anticipated failure to fund its commitments under any Commitment Documents or definitive agreement in connection therewith in a manner that would reasonably be expected to render it unable to consummate the Transaction. The Purchaser and Purchaser’s Guarantor shall upon request keep the Seller Representatives reasonably informed on a reasonably current basis of the status of their efforts to consummate the Debt Financing, including providing copies of any amendment, modification or replacement of the Commitment Documents (redacted where necessary to protect commercially sensitive information not necessary to demonstrate the commitment, amount, conditionality or availability of funding (including pricing and financial ratios)) and copies of any Financing Agreements and material documentation related thereto. The Purchaser and Purchaser’s Guarantor shall give the Seller Representatives prompt notice of any (i) material breach or material default by any party to the Commitment Documents or the definitive agreements related thereto (including the Financing Agreements) of which the Purchaser or Purchaser’s Guarantor obtains knowledge, (ii) actual or, to the knowledge of the Purchaser or Purchaser’s Guarantor, threatened in writing withdrawal, repudiation, or termination of any of the Commitment Documents or such definitive agreements or (iii) material dispute or disagreement between or among any parties to any of the Commitment Documents or such definitive agreements with respect to the obligations to fund the Debt Financing or the amount of the Debt Financing to be funded at Completion.

10.9	The Purchaser does not, as of the date of this agreement, have Actual Knowledge of any fact, matter or circumstance where such fact, matter or circumstance gives rise to the ability to terminate this agreement for failure to satisfy any of the Conditions set out in subclauses 4.1(b), 4.1(c) or 4.1(d).

11.	Post-Completion Covenants

11.1	The Purchaser acknowledges that each Seller may require access, from time to time, after Completion, for Tax, regulatory or accounting purposes, to records and information held by the Target Group Companies to the extent such records and information pertain to events occurring prior to Completion, and accordingly, the Purchaser shall procure that each Target Group Company:

(a)	properly retains and maintains such records and information until the date that is seven years after Completion; and

(b)	upon being given reasonable notice by a Seller subject to the relevant Seller giving an undertaking as to confidentiality as the Purchaser may reasonably require, allows and provides that the relevant Seller and its/their respective officers, employees, agents, auditors, professional advisers and representatives with reasonable access during normal business hours to inspect, review and, at the cost of the relevant Seller, make copies of such books, records of account, documents, files, working papers and information which may be reasonably required for Tax, regulatory or accounting purposes and to disclose copies of such books, records of account, documents, files, working papers and information to each of the other Sellers.

11.2	From Completion until the date falling one (1) year after Completion, the Purchaser undertakes to the Majority Sellers and the Management Seller shareholder that it shall, and shall procure that the Target Group Companies shall, unless with the prior written agreement of the Management Seller shareholder, maintain an office in Aberdeen, Scotland.

11.3	Subject to Completion and if the German Tax Matter has not been Favourably Determined, each of the Escrow Sellers agree the provisions in Schedule 11 shall apply.

12.	Announcements and Confidentiality

12.1	Subject to subclauses 12.5 and 12.6, the Company shall (and shall procure that each member of the Target Group and their advisors shall) and each of the Lead Sellers shall (and shall procure that each member of such Seller’s Group (and each such person’s advisers and Connected Persons) shall):

(a)	unless otherwise agreed between the Seller Representatives and the Purchaser in writing, not make any announcement or any other public communication concerning the Transaction or any related or ancillary matter; and

(b)	keep confidential the provisions and subject matter of, and the negotiations relating to, each Transaction Document.

12.2	The Purchaser:

(a)	shall, and shall procure that each other member of the Purchaser’s Group from the date of this agreement until Completion shall, keep confidential all information provided to it by or on behalf of the Sellers or otherwise obtained by it in connection with this agreement which relates to the Sellers;

(b)	shall procure that, if after Completion it or any other member of the Purchaser’s Group for the time being holds confidential information relating to the Sellers, the member of the Purchaser’s Group concerned shall keep that information confidential and shall return that information to the Seller or destroy it, in either case without retaining copies; and

(c)	shall not name an individual Seller in any announcement or other public communication concerning the Transaction or any related or ancillary matter unless the prior written consent of that Seller has been received, provided that this subclause shall not apply after Completion to information relating solely to the Target Group Companies.

12.3	Subject to subclauses 12.5 and 12.6, following Completion, each Lead Seller shall treat as strictly confidential and not disclose any information relating to the Target Group Companies.

12.4	Except to the extent specified in such clauses, the provisions of subclauses 12.1 and 12.2 shall apply before, on and after Completion for so long as such information constitutes confidential information and is not in or known by the general public (other than in breach of this clause 12).

12.5	Nothing in subclauses 12.1, 12.2 and 12.3 prevents any announcement being made or any confidential information being disclosed:

(a)	where such announcement is in the Agreed Form or the confidential information disclosed comprises only information set out in an announcement in the Agreed Form; or

(b)	with the written approval of the party to which such confidential information relates or belongs, which in the case of any announcement shall not be unreasonably withheld or delayed; or

(c)	to the extent required by any applicable law, order, statute, rule or other legal requirement or any court of competent jurisdiction, the rules of any applicable securities exchange or required or requested by any competent regulatory body or Tax Authority, provided that to the extent it is legally permissible (as advised by legal counsel, in such legal counsel’s reasonable opinion, having regard to applicable laws), such party uses its reasonable commercial efforts to:

(i)	provide the other party with prompt notice of such requirement in order to enable such party to:

(A)	seek an appropriate protective order or other remedy; or

(B)	consult with such party with respect to taking steps to resist or narrow the scope of such requirement; and

(ii)	disclose only that part of the confidential information as is required if such protective order or other remedy is not obtained.

12.6	Nothing in subclauses 12.1, 12.2 and 12.3 prevents any confidential information being disclosed to the extent:

(a)	required to enable any person to enforce its rights under any Transaction Document or for the purpose of any judicial arbitral or administrative proceedings (including in response to oral questions, interrogatories or requests for information or other documents), provided that such party uses to the extent legally permissible (as advised by its legal counsel, in such legal counsel’s reasonable opinion, having regard to applicable laws), its reasonable commercial efforts to:

(i)	disclose only that part of the confidential information as is reasonably necessary for its enforcement of this agreement in such proceedings (or defence to such proceedings);

(ii)	disclose only to those persons reasonably necessary for its enforcement of this agreement in such proceedings (or defence to such proceedings); and

(iii)	cooperate with the other party to obtain a protective order or similar device to maintain the confidential status of the confidential information;

(b)	that the information is disclosed on a confidential basis by a person to its professional advisers, auditors, insurers or bankers on a need to know basis but before any disclosure to any such person, the disclosing person shall procure that such person is made aware of the terms of this clause 12;

(c)	that the information is disclosed by a Lead Seller on a confidential basis to:

(i)	a Minority Seller;

(ii)	any Affiliate of that Lead Seller;

(iii)	any general partners, limited partners, trustees or nominees of, or investors or prospective investors of that Lead Seller;

(iv)	a body corporate or other person, partnership or fund (including unit trust) and/or any investor or prospective investor therein:

(A)	which is advised, or the assets of which are managed (whether solely or jointly with others), from time to time by that Lead Seller or a member of that Lead Seller’s group or by the general partner, trustee, nominee, manager of or advisor to that Lead Seller;

(B)	in respect of which that Lead Seller or any member of its group is a general partner;

(v)	any person to whom Shares are transferred pursuant to subclause 5.6;

(vi)	a Co-Investment Scheme or a person holding or entitled to the benefit of Shares under a Co-Investment Scheme;

(vii)	any directors, employee, officer or agent of a Lead Seller who is reasonably required to receive such information in the performance of their role;

(viii)	any professional advisor of a Lead Seller or a person listed in subclauses (i) to (vii) above provided that such professional advisor has either: (i) entered into a confidentiality agreement on substantially similar terms to the confidentiality undertakings in this clause 12 or (ii) is subject to professional rules of confidentiality;

(d)	that the information is reasonably required or requested by any Tax Authority for the purposes of the Tax affairs of any of the parties to this agreement or any of their Affiliates;

(e)	that the information is required to be disclosed to a Condition Counterparty in connection with the satisfaction of a Competition Condition; or

(f)	that the information is in or comes into the public domain (other than by a breach of this clause 12).

13.	Guarantee by Purchaser’s Guarantor

13.1	The Purchaser’s Guarantor unconditionally and irrevocably:

(a)	guarantees to each Seller the payment when due of all amounts payable by the Purchaser under or pursuant to this agreement and the other Transaction Documents;

(b)	undertakes to ensure that the Purchaser will perform when due all its obligations under or pursuant to this agreement and the other Transaction Documents;

(c)	agrees that if and each time that the Purchaser fails to make any payment when it is due under or pursuant to this agreement or any other Transaction Document, the Purchaser’s Guarantor must on demand (without requiring the Seller Representatives to first to take steps against the Purchaser or any other person) pay that amount to the Escrow Account or such bank account nominated by the Seller Representatives for further benefit of the Sellers (as applicable) as if it were the principal obligor in respect of that amount; and

(d)	agrees as principal debtor and primary obligor to indemnify each Seller against all losses and damages sustained by it flowing from any non-payment or default of any kind by the Purchaser under or pursuant to this agreement or any other Transaction Document.

13.2	The Purchaser’s Guarantor’s obligations under this agreement shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including:

(a)	any time or indulgence granted to, or composition with, the Purchaser or any other person;

(b)	the taking, variation, renewal or release of, or neglect to perfect or enforce this agreement, any other Transaction Document or any right, guarantee, remedy or security from or against the Purchaser or any other person;

(c)	any variation or change to the terms of this agreement or any other Transaction Document; or

(d)	any unenforceability or invalidity of any obligation of the Purchaser, so that this agreement shall be construed as if there were no such unenforceability or invalidity.

13.3	Until all amounts which may be or become payable under this agreement and the other Transaction Documents have been irrevocably paid in full, the Purchaser’s Guarantor shall not as a result of this agreement or any payment or performance under this agreement be subrogated to any right or security of the Sellers or claim or prove in competition with the Sellers against the Purchaser or any other person or claim any right of contribution, set-off or indemnity.

13.4	The Purchaser’s Guarantor will not take or hold any security from the Purchaser in respect of this agreement and any such security which is held in breach of this provision will be held by the Purchaser’s Guarantor in trust for each of the Sellers.

13.5	The Purchaser’s Guarantor must reimburse each Seller for all legal and other costs (including VAT) incurred by it in connection with the enforcement of the Purchaser’s Guarantor’s obligations under this agreement.

13.6	Any agreement, waiver, consent or release given by the Purchaser shall bind the Purchaser’s Guarantor and in references to the “parties” the Purchaser and the Purchaser’s Guarantor shall be treated as being a single party.

14.	Notices

14.1	Any notice or other communication to be given under this agreement must be in writing (which shall include email but not any other form of Electronic Communication) and must be delivered or sent by post or email to the party to whom it is to be given at its address appearing in this agreement as follows:

(a)	to a Lead Seller (other than the Trustee) or a Seller Representative at the address or the email address specified against that Seller’s (or Seller Representative’s, as appropriate) relevant name in Schedule 1 with a copy which shall not constitute notice to:

Weil, Gotshal & Manges (London) LLP

110 Fetter Lane

London EC4A 1AY

United Kingdom

marked for the attention of Simon Lyell,

(b)	to the Trustee at:

26 New Street, St. Helier,

JE2 3RA, Jersey

marked for the attention of Amanda Smith,

(c)	to the Purchaser or the Purchaser’s Guarantor at:

c/o Helmerich & Payne Technologies UK Limited

Spey House Dochfour Business Centre

Dochgarroch, Inverness, IV3 8GY

Scotland

and

Helmerich & Payne, Inc.

222 North Detroit Avenue

Tulsa, OK 74120

marked for the attention of Chief Legal and Compliance Officer,

with a copy to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

United States of America

Attention:	Sean T. Wheeler, P.C.
Debbie P. Yee, P.C.
Camille E. Walker
Email:	sean.wheeler@kirkland.com
debbie.yee@kirkland.com
camille.walker@kirkland.com

and

Kirkland & Ellis International LLP

30 St Mary Axe

London, EC3A 8AF

United Kingdom

Attention:	Stuart Boyd
Email:	stuart.boyd@kirkland.com,

(d)	to the Company at:

KCA Deutag Group Headquarters,

Bankhead Drive, City South Office Park,

Portlethen, Aberdeenshire, AB12 4XX

marked for the attention of Group General Counsel,

or in each case at any such other address and/or email address of which it shall have given notice from time to time for this purpose to the other parties under this clause 14. Any notice or other communication sent by post shall be sent by prepaid recorded delivery (if the country of destination is the same as the country of origin) or by prepaid airmail (if the country of destination is not the same as the country of origin).

14.2	Any notice or other communication shall be deemed to have been given:

(a)	if delivered, on the date of delivery; or

(b)	if sent by post, on the second (2nd) Business Day after it was put into the post or sent by courier; or

(c)	if sent by e-mail upon the generation of a receipt notice by the recipient’s server or, if such notice is not so generated, upon delivery to the recipient’s server.

14.3	Any notice which: (i) terminates, gives notice to terminate or purports to terminate this agreement; or (ii) gives notice of any Claim, breach or default under this agreement must be delivered or sent by post provided that a copy of such notice may also be sent via email.

14.4	In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by prepaid recorded delivery post or by prepaid airmail or that the e-mail was properly addressed and transmitted by the sender’s server into the network and there was no apparent error in the operation of the sender’s e-mail system, as the case may be.

14.5	This clause 14 shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this agreement.

15.	Assignments

15.1	Subject to subclauses 15.2 and 15.3, none of the rights or obligations under this agreement may be assigned or transferred without the prior written consent of the Majority Sellers and the Purchaser and any such purported assignment or transfer shall be void.

15.2	Notwithstanding subclause 15.1, the Purchaser may assign the benefit of the whole or any part of, or any of its rights under this agreement to another wholly-owned subsidiary of the Purchaser’s Guarantor provided that:

(a)	the Lead Sellers have received prior written notice of the assignment from the Purchaser;

(b)	the Sellers shall not be under any greater obligations or liability thereby than if such assignment had never occurred and that the amount of loss or damage recoverable by the assignee shall be calculated as if that person had been originally named as the Purchaser in this agreement (and, in particular shall not exceed the sum which would, by for such assignment, have been recoverable hereunder by the Purchaser in respect of the relevant fact, matter or circumstance); and

(c)	if the benefit of this agreement is assigned to another member of the Purchaser’s Group for the time being and the assignee ceases to be a member of the Purchaser’s Group (as defined by reference to the date of this agreement), the Purchaser shall procure that the benefit of this agreement is re-assigned to the Purchaser.

15.3	Notwithstanding subclause 15.1, any Seller may assign its right to its Relevant Release Proportion of the Tax Escrow Amount without the prior written consent of the Seller Representatives or the Purchaser so long as such assignee is a shareholder as of the date of this agreement and agrees to be bound by the terms of subclause 11.3. Any assignment pursuant to this subclause 15.3 will not affect such assignor Seller’s rights or obligations under the remainder of this agreement or any Transaction Document and will have no effect on the outstanding binding obligations of any Seller under any Transaction Document.

16.	Payments

16.1	Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made under this agreement shall be made in USD by transfer of the relevant amount into the relevant account on the date (and, if applicable, at or before the time) the payment is due in immediately available funds and payment shall only be treated as having been made when the relevant amount is received in the relevant account in immediately available funds. The relevant account for a given payment is:

(a)	if that payment is to a Seller, the Escrow Account or such other account as the relevant Seller shall, not less than three (3) Business Days before the date that payment is due, have specified by giving notice to the Purchaser for the purpose of that payment; and

(b)	if that payment is to the Purchaser, the account as the Purchaser shall, not less than three (3) Business Days before the date that payment is due, have specified by giving notice to the relevant Seller for the purpose of that payment.

16.2	The transfer of the relevant amount by the Purchaser to the Escrow Account shall be deemed to be in full satisfaction of Purchaser’s payment obligation in respect of such payment to any Seller and the Purchaser shall not have any liability in connection with nor be concerned to see to the application or allocation of any such amount thereafter. The funds constituting the Escrow Account shall be the Sellers’ sole recourse with respect to, and the exclusive source of funds for, any payment of the Aggregate Consideration required to be made by the Purchaser pursuant to this agreement.

16.3	No party shall have any liability under or in respect of any claim for a breach of this agreement or under any Transaction Document for any indirect or consequential loss or any punitive or aggravated damages, arising out of any matter or circumstance giving rise to a claim for a breach of this agreement or under any Transaction Document.

16.4	If a party defaults in making any payment when due of any sum payable under this agreement, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at the U.S. prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable law.

16.5	All monies payable under or pursuant to this agreement shall be paid in full without any deduction, withholding, set-off or counterclaim whatsoever (except as may be required by law, in which case such deduction or withholding shall not exceed the minimum amount required to be deducted or withheld under law). If any party (the payor) is required by law to make a deduction or withholding from an Indemnity Payment made to another party or (where the payor is the Purchaser and to the extent that the deduction or withholding is a Purchaser-Linked Deduction) from the payment of the Aggregate Consideration or any part of it (in either case the party entitled to receive the payment being the payee), the payor shall, at the same time as the sum which is the subject of the deduction or withholding is payable, make a payment to the payee of such additional amount as shall be required to ensure that the net amount received by the payee will equal the full amount which would have been received by it had no such deduction or withholding been required to be made. For the purposes of this subclause 16.5, Purchaser-Linked Deduction means any deduction or withholding for or on account of Tax (other than Tax imposed under the laws of the United Kingdom) from an amount which arises solely as a result of a connection (other than a connection resulting from the Transaction) of the Purchaser with the jurisdiction imposing it.

16.6	The Purchaser warrants to the Sellers as at the date of this agreement that the Purchaser is not aware of any deduction or withholding for or on account of Tax that is or will be required to be made under the laws of the United Kingdom, Jersey, Norway, Azerbaijan, Oman or Saudi Arabia from the payment of the Aggregate Consideration or any part of it.

16.7	Where any Indemnity Payment is made and that sum is subject to a charge to Tax in the hands of the payee (or would be subject to Tax but for the use or set-off of any Relief) then, in addition to the sum payable, the payor shall pay such additional sum as will ensure that after taking into account such Tax the payee shall be left with a net sum equal to the sum that it would have received in the absence of such a charge to Tax.

16.8	The Purchaser shall pay all stamp duty, transfer taxes, documentary or registration duties or documentary or registration taxes (which for the avoidance of doubt, in each case, shall not include VAT or any Tax charged on or by reference to income, profits or gains) required by law to be paid in any jurisdiction as a result of the transfer of Shares to it or the execution of this agreement.

16.9	The Company shall use reasonable efforts to procure that each Target Group Company uses reasonable efforts (including, where appropriate, implementing commercially reasonable policies on the basis of professional advice), no less than in accordance with its past practice, to manage and mitigate the risk of creating a permanent establishment or taxable presence in a jurisdiction other than its jurisdiction of incorporation.

17.	Further Assurance

On or after Completion, each party shall (and each Lead Seller shall in respect of the Shares held by it only), at its own cost and expense, execute and do (or procure to be executed and done by any other necessary person) all such deeds, documents, acts and things as may be required by law or as the other parties may from time to time reasonably require in order to vest the Shares in the Purchaser or as otherwise may be necessary to give full effect to the provisions of this agreement and the Transaction Documents.

18.	General

18.1	The obligations, warranties and undertakings set out in this agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion.

18.2	Where any obligation, representation, warranty or undertaking in this agreement is expressed to be made, undertaken or given by two or more of the Lead Sellers, they shall be severally (and not jointly or jointly and severally) responsible in respect of it.

18.3	Any consent given in accordance with the provisions of this agreement by the Seller Representatives in connection with this agreement shall bind all the Sellers.

18.4	Except as otherwise expressly provided in this agreement, each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement.

18.5	The Company is a party to this agreement solely for the purposes of clauses 2.4, 4.1(d), 4.6, 5, 6.2, 6.3, 7.4, 8.1, 8.3, 9.4, 9.8, 9.11, 12.1, 16.9, 19, 21, 22, 23, 24, 25 and Schedule 11.

18.6	This agreement may be executed in counterparts, which taken together shall constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this agreement by executing a counterpart. Electronic signatures and signatures delivered by email attachment shall be valid and binding to the same extent as original signatures.

18.7	The rights of each party under this agreement:

(a)	may be exercised as often as necessary;

(b)	except as otherwise expressly provided in this agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

18.8	Except in relation to: (i) the Management Seller shareholder pursuant to subclause 11.2 (in each case who shall each be entitled to exercise the rights afforded to them under that provision); and (ii) the rights of the Minority Sellers as Sellers under this agreement, and as otherwise expressly stated in this agreement, a person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

18.9	The consent of the Management Seller shareholder is not necessary for any variation (including any release or compromise in whole or in part of any liability) or termination of this agreement save in respect of any variation (including any release or compromise in whole or in part of any liability) or termination of subclause 11.2. The consent of the Minority Sellers is not necessary for any variation (including any release or compromise in whole or in part of any liability) or termination of this agreement.

18.10	Any variation of this agreement shall not be binding on the parties unless set out in writing, expressed to vary this agreement and signed by authorised representatives of each of the parties.

18.11	The rights and obligations of the Sellers and the Purchaser under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

18.12	The provisions contained in each clause and subclause of this agreement and any Transaction Document shall be enforceable independently of each of the others and their legality, validity and enforceability shall not be affected if any of the others is or becomes illegal, void, invalid or unenforceable, in whole or in part, under any enactment or rule of law in any jurisdiction. If any of those provisions is or becomes illegal, void, invalid or unenforceable but would be valid if some part of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid.

18.13	The parties agree that damages alone may not be an adequate remedy for any breach by a party of its obligations pursuant to this agreement and that the non-defaulting party shall be entitled to seek the remedies of injunction, specific performance or other equitable relief, or any combination of these remedies, for any threatened or actual breach of such obligations, without proving damages.

19.	Whole Agreement

19.1	This agreement and the other Transaction Documents contain the whole agreement between the parties relating to the Transaction and supersedes all previous agreements, whether oral or in writing, between the parties relating to these transactions except the confidentiality agreement, dated 11 March 2024, between the Company and the Purchaser’s Guarantor. Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this agreement.

19.2	Each party:

(a)	acknowledges that in agreeing to enter into this agreement and the other Transaction Documents it has not relied on any express or implied representation, warranty, collateral contract or other assurance made by or on behalf of the other party before the entering into of this agreement;

(b)	waives all rights and remedies which, but for this subclause 19.2, might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance; and

(c)	acknowledges and agrees that no such express or implied representation, warranty, collateral contract or other assurance may form the basis of, or be pleaded in connection with, any claim made by it under or in connection with this agreement.

19.3	The Purchaser further acknowledges that, save as expressly set out in this agreement or any other Transaction Document, no connected person or adviser of any Seller is authorised to make or give any warranty, representation, statement, undertaking or covenant of any nature on behalf of such Seller in respect of the Transaction and that such Seller shall not have any liability to the Purchaser in respect of such (whether for vicarious acts or otherwise).

19.4	Except for the express right of termination contained in subclause 4.7, subclause 4.9, subclause 6.6 and subclause 6.7, no party has any right to terminate this agreement and the parties waive their rights (if any) to annul, rescind, dissolve, withdraw from, cancel or terminate this agreement in any circumstances.

19.5	Nothing in this agreement limits or excludes any liability for fraud.

20.	Seller Representatives

20.1	The Majority Sellers hereby appoint the Seller Representatives as their representative to act on their behalf to carry out the functions expressly conferred on the Seller Representatives by this agreement or any Transaction Document, and each Majority Seller shall exercise its rights as a shareholder of the Company (by way of exercising the rights available to it pursuant to the KCAD Investment Agreement and the Articles) to procure that the Seller Representatives shall have the necessary authority under the KCAD Investment Agreement, the Articles and applicable law to perform their obligations under this agreement or any Transaction Document.

20.2	The Purchaser shall, in respect of the functions expressly conferred on the Seller Representatives by this agreement or any Transaction Document, be entitled at its sole discretion to have regard only to, and to rely absolutely upon and act in accordance with, without any liability to any party for having so relied on or acted, notices, including requests, elections, waivers, amendments, proposals or consents, issued or executed by the Seller Representatives.

20.3	The Seller Representatives shall not be liable to any other Majority Seller or to any Minority Seller for any act or omission in connection with the performance by the Seller Representatives (in that capacity) of the Seller Representatives’ duties, functions and/or role (including where exercising its discretion) pursuant to this agreement, except in the case of the Seller Representatives’ fraud. The Seller Representatives may act upon any instrument or written communication believed by the Seller Representatives to be genuine and to be signed and presented by the proper person(s). Each of the Majority Sellers hereby undertakes to indemnify and keep indemnified and hold harmless the Seller Representatives from all losses, costs, damages, expenses (including professional fees) and any other liabilities that may be incurred by the Seller Representatives (in that capacity) as a result of performance of the Seller Representatives’ duties, functions and role as such under this agreement provided that the Seller Representatives shall not be entitled to indemnification for and in respect of any matter where the Seller Representatives’ actions or inactions are fraudulent or dishonest.

21.	Limited Recourse

The Trustee is entering into this agreement in its capacity as trustee of the KCA Deutag Equity Plan Employee Trust. Accordingly, notwithstanding anything to the contrary in this agreement, and without prejudice to any provision of this agreement which limits the liability of the Trustee to an extent greater than as provided by this clause, the liability of the Trustee shall be limited at all times to the net unencumbered assets of the KCA Deutag Equity Plan Employee Trust, which are in the Trustee’s possession or control from time to time, other than where such liabilities are attributable to fraud on the part of the Trustee. This clause shall be deemed expressly to limit the liability of the Trustee in respect of the Warranties as envisaged by clause 9.

22.	Governing Law

This agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and interpreted in accordance with the law of England; provided that the provisions of Schedule 8 shall apply with respect to any matter arising out of, relating to, under or pursuant to the Commitment Documents or any other agreement entered into with respect to the Debt Financing.

23.	Jurisdiction

Except where the parties have agreed a particular method of resolving disputes under particular provisions of this agreement (including Schedule 8), all disputes arising out of or in connection with this agreement or any other Transaction Document (including a dispute relating to any non-contractual obligations arising out of or in connection with this agreement or any other Transaction Document) shall be exclusively and definitively settled by arbitration pursuant to the LCIA Arbitration Rules, by three arbitrators appointed according to those rules. The arbitrators shall decide according to English law. The language of the arbitration shall be English. The place of arbitration shall be London. Nothing contained in this clause shall limit the right of any party to seek from any court of competent jurisdiction, pending appointment of an arbitral tribunal, interim relief in aid of arbitration or to protect or enforce its rights under this agreement. Notwithstanding any contrary provision of the LCIA Arbitration Rules, the parties agree that no party may have recourse to any court of competent jurisdiction: (i) for determination by that court of any question of law arising in the course of the arbitration; or (ii) to appeal to that court on any question of law arising out of any award made in the arbitration.

24.	Process Agent

Each of the Purchaser and the Purchaser’s Guarantor irrevocably appoints Helmerich & Payne Technologies UK Limited of Spey House Dochfour Business Centre, Dochgarroch, Inverness, IV3 8GY, Scotland as its agent in the United Kingdom for service of process in the event that recourse is sought to the English courts in relation to any arbitral proceedings contemplated by clause 23. If such process agent ceases to be able to act as process agent or to have an address in the United Kingdom, the Purchaser’s Guarantor irrevocably agrees to appoint a new process agent in the United Kingdom and to inform the Lead Sellers in writing, as soon as reasonably practicable following the appointment of its new process agent.

25.	Language

The language of this agreement and the transactions envisaged by it is English and all notices, demands, requests, statements, certificates or other documents or communications must be in English unless otherwise agreed in writing by the Purchaser and Seller Representatives.

AS WITNESS this agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

Schedule 1

Sellers

[Omitted]

Schedule 2

Company

Company name:	KCA Deutag International Limited
Registered number:	132385
Registered office:	PO Box 536, 13-14 Esplanade, St. Helier, Jersey, JE4 5UR
Date and place of incorporation:	28 September 2020 Jersey
Directors:

Joseph Elkhoury (Group CEO)

Neil Porteous Gilchrist (Group CFO)

Peter Neil Thomas (Non-Executive Director)

Salah Abdulhadi A Al-Qahtani (Non-Executive Director)

Marwan Moufarrej (Non-Executive Director)

Thomas Michel Ernest Ehret (Chairman and Non-Executive Director)

Marco Toninelli (Non-Executive Director)

Secretary:	AGS Corporate Secretary (Jersey) Limited
Accounting reference date:	31 December
Issued capital:

USD $117,749.031 divided into:

11,602,318 A Ordinary Shares of a par value of USD $0.01 each;

309,278 B Ordinary Shares of a par value of USD $0.001 each;

217,038 C Ordinary Shares of a par value of USD $0.001 each; and

1,199,535 D Ordinary Shares of USD $0.001 each.

Auditors:	Ernst & Young LLP 2 Marischal Square, Broad Street, Aberdeen, AB10 1BL

Schedule 3

Warranties

1.	Title and Capacity

1.1	Incorporation

It is a corporation validly existing under the laws of its place of incorporation and has been in continuous existence since its incorporation.

1.2	Capacity of Seller

It has the power, capacity and authority to execute and deliver this agreement and each of the other Transaction Documents to which it is or will be a party, and to perform its obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations.

1.3	Solvency

It is not insolvent under the laws of its jurisdiction of incorporation or bankrupt (to the extent applicable) or unable to pay its debts within the meaning of any applicable law relating to insolvency applicable to it and, so far as it is aware, there are no proceedings in relation to any compromise or arrangement with creditors or any winding-up, bankruptcy or other insolvency proceedings concerning it.

1.4	Valid obligations

This agreement constitutes, and each of the other Transaction Documents to which it is or will be a party will, when executed, constitute, legal, valid and binding obligations on it in accordance with its terms.

1.5	Filings and consents

The execution and delivery by it of this agreement and of each of the other Transaction Documents to which it is or will be a party and the performance of its obligations under it and each of them do not and will not conflict with or constitute a default under any provision of:

(i)	the KCAD Investment Agreement; or

(ii)	any agreement or instrument to which it is a party; or

(iii)	its constitutional documents; or

(iv)	any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation.

2.	Ownership of Shares

(a)	Save in respect of the Trustee, the Shares set out in the Master Allocation Schedule against its name are, as at the date of this agreement, and will at Completion be, all of the Shares legally and beneficially owned by it save in respect of (i) Tresidor Europe Credit Opportunities Limited and Tresidor Europe Credit Limited pursuant to subclause 5.7(a), (ii) Barings Global Loan Strategy 3 Limited and Barings Global Loan Limited pursuant to subclause 5.7(b), and (iii) Deutsche Bank AG (London Branch) pursuant to subclause 5.7(c). To the knowledge of such Seller, the total number of Shares represented in the Master Allocation Schedule constitute or will constitute all of the issued and outstanding share capital of the Company at the date of this agreement and at Completion, as the case may be.

(b)	In respect of the Trustee, the Shares set out in the Master Allocation Schedule which have been allocated and set out opposite column G of the Master Allocation Schedule are legally owned by it as the date of this agreement, and will at Completion be, and the Shares set out in the Master Allocation Schedule which have been not yet been allocated and set out opposite column H of the Master Allocation Schedule are, as at the date of this agreement, and will at Completion be, all of the Shares legally and beneficially owned by it as the date of this agreement.

(c)	There is no Encumbrance on, over or affecting any its Shares and no person is, or has claimed to be, entitled to any such Encumbrance.

Schedule 4

Limitations on Claims

1.	Notice of Claims

If the Purchaser becomes aware of a matter or circumstance which is likely to give rise to a Claim, no Seller shall be liable in respect of such Claim unless the Purchaser gives notice of the relevant facts (including the Purchaser’s estimate, on a without prejudice basis, of the amount of such Claim) to the extent reasonably practicable to such Seller as soon as reasonably practicable after becoming aware of those facts and in any event within ten (10) days of becoming aware of those facts.

2.	Limitations

The liability of the Sellers in respect of any Claim shall be limited as follows:

(a)	the aggregate liability of each Seller for all Claims shall not exceed an amount equal to the portion of the Aggregate Consideration actually received by that Seller; and

(b)	the liability of each Seller for any and all Claims shall end on the date which is twenty-four (24) months after the Completion Date, except in respect of any Claim of which notice in writing is given to such Seller before that date and legal proceedings have been initiated within six (6) months after that date.

3.	Exclusions

3.1	No Seller shall be liable in respect of a Claim to the extent that the facts, matter or circumstance giving rise to that Claim:

(a)	has been made or is made good or is otherwise compensated for, in each case without loss or cost to the Purchaser or any Target Group Company;

(b)	is Disclosed in the Completion Statement;

(c)	is Disclosed in the Locked Box Accounts;

(d)	would not have arisen or been increased but for a change in legislation, rule or regulation or a change in the interpretation of any legislation, rule or regulation made after the date of this agreement (whether relating to Tax or otherwise) or any amendment to or the withdrawal of any practice previously published by or any extra-statutory concession previously made by a Tax Authority (whether or not the change purports to be effective retrospectively in whole or in part); or

(e)	would not have arisen or been increased but for any act or omission of any Seller on or before Completion carried out at the written request of the Purchaser (or any member of the Purchaser’s Group).

4.	Mitigation

4.1	Nothing in this agreement shall be deemed to relieve the Purchaser from any duty under applicable law to mitigate any loss or damage incurred by it as a result of any breach of this agreement (and the parties acknowledge for the avoidance of doubt that a claim pursuant to Schedule 11 does not fall within the scope of this paragraph 4.1).

4.2	The Purchaser shall, and shall procure that the other members of the Purchaser’s Group and shall, take all reasonable steps to mitigate any loss or damage which would, could or might reasonably be expected to give rise to or form part of a Claim.

5.	Contingent liabilities

If any Claim is based upon a liability which is contingent only, the Sellers shall have no obligation to make a payment in respect thereof unless (and until) such contingent liability gives rise to an actual liability.

6.	Waiver of set off rights

The Purchaser waives any and all rights of set off, counterclaim, deduction or retention against or in respect of any of its payment obligations under this agreement or any of the other Transaction Documents which it might otherwise have by virtue of any Claim.

7.	Double Counting

The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, cost, shortfall, deficiency, breach or other set of circumstances which gives rise to more than one Claim (or claim under Schedule 11) in respect of this agreement or any of the Transaction Documents or any Specified German Restructuring Claim.

8.	No limitation for fraud

Nothing in this Schedule 4 limits or excludes any liability for fraud.

Schedule 5

Completion

Part 1

Sellers’ and Company Obligations

(a)	At or prior to Completion, the Majority Sellers shall exercise all rights available to them as shareholders of the Company to procure (by way of exercising the rights available to them pursuant to the KCAD Investment Agreement and the Articles) that a meeting of the board of directors of the Company is held at which the following matters shall be considered:

(i)	the entry of the Purchaser into the Register of Members (as such term is defined in the Articles) as the sole shareholder of the Company;

(ii)	subject to satisfaction of any KYC requirements and receipt of the required letters of consent to act from the relevant persons, the appointment of such persons as the Purchaser may nominate at least ten (10) Business Days prior to Completion as directors of the Company with effect from Completion; and

(iii)	the resignation of the existing directors of the Company as referred to in paragraph (b)(vi) below.

(b)	At Completion:

(i)	each Lead Seller shall deliver to the Purchaser a duly executed transfer form in favour of the Purchaser for the Shares held by it;

(ii)	the Company shall deliver to the Purchaser, the COBO Consent;

(iii)	the Company shall deliver to the Purchaser, the executed Pay-Off Letters and Encumbrance Releases, in each case to the extent required by subclause 5.10;

(iv)	the Company shall deliver to the Purchaser, the Minority Seller Transfer Forms signed by or on behalf of (by an Attorney or otherwise each Minority Seller;

(v)	the Company shall procure that the Warrantors deliver to the Purchaser a Completion Disclosure Letter (as defined in the Management Warranty Deed);

(vi)	the Seller Representatives shall deliver to the Purchaser a letter of resignation from each of the directors who is a director immediately prior to Completion resigning as a director of the Company or a confirmation that such directors have been removed;

(vii)	each Majority Seller shall deliver to the Purchaser a certificate (Majority Seller Certificate) confirming that:

(i)	no fact, matter or circumstance exists that would cause the Warranties given in respect of itself to be untrue and inaccurate when given at Completion so as to violate the applicable condition in subclause 4.1(b); and

(ii)	so far as it is actually aware, no fact, matter or circumstance exists that would cause the Fundamental Business Warranties to be untrue and inaccurate when given at Completion so as to violate the applicable condition in subclause 4.1(b); and

(viii)	the Company shall deliver to the Purchaser a certificate (the Completion Certificate), confirming that:

(i)	no Material Adverse Change on the Target Group has occurred and is continuing; and

(ii)	save as included in the MWD Disclosure Letter, there are no other facts, matters or circumstances that would cause any of the Business Warranties or the Fundamental Business Warranties to be untrue and inaccurate when given at Completion so as to violate the applicable condition in subclause 4.1(b).

Part 2

Purchaser’s Obligations

At Completion the Purchaser shall:

(a)	make an electronic funds transfer to the Escrow Account of the Aggregate Consideration;

(b)	procure the payment to the Debt Providers of an amount equal to the Debt Repayment Amount in accordance with the Debt Repayment Schedule and the Pay-Off Letters for value on the relevant Debt Repayment Debt; and

(c)	as soon as reasonably practicable following Completion, procure the payment to each of the Warrantors and the non-executive directors of the Company of the relevant Transaction Bonuses less any Employee Tax thereon and procure that the relevant Target Group Company accounts for any applicable Employee Tax and Employer Tax to the relevant Tax Authority.

Schedule 6

Interpretation

1.	In this agreement:

Accounts has the meaning given in the Management Warranty Deed;

Actual Knowledge means the actual personal knowledge of each of John Lindsay (CEO) and Mark Smith (CFO), without investigation, at the relevant date; Actual Knowledge does not include constructive, implied or imputed knowledge of the relevant person nor does it include any knowledge (whether actual, constructive, implied or imputed) of any other person including any director, officer, employee, advisor or agent to the relevant person, the Purchaser, the Purchaser’s Guarantor or any Target Group Company nor the information provided by the advisors or agents of any such person; the Seller Representatives shall bear the burden of proving that any such person had Actual Knowledge;

Affiliate means, in relation to a specified person (the First Person):

(a)	another person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the First Person;

(b)	a pooled investment vehicle organised by the First Person (or an Affiliate thereof) the investments of which are directed by the First Person;

(c)	an investment fund organised by the First Person for the benefit of the First Person’s (or its Affiliates’) partners, officers or employees or their dependants; or

(d)	a successor trustee or nominee for, or a successor by re-organisation of, a trust the direct or indirect principal beneficiary/ies of which is any of the First Person, its Affiliates or any of their respective partners, officers or employees or their dependants;

Aggregate Consideration has the meaning given in subclause 3.1;

Announcement means the announcement in the form agreed between the Purchaser, the Company and the Majority including the form of this agreement and the Management Warranty Deed (to the extent disclosed) to be appended to any regulatory filing required to be made by the Purchaser;

Agreed Form means, in relation to any document, the form which has been agreed by the Seller Representatives and the Purchaser and acknowledged in writing as the Agreed Form, with such changes as the Seller Representatives and the Purchaser may agree in writing prior to Completion;

Alternative Financing means alternative debt financing that complies with the requirements of subclause 10.6 from alternative sources in an amount sufficient, when added to the portion of the Debt Financing that remains available sources and Other Sources that are available, to consummate the Transaction and to pay all Required Amounts;

Anti-Bribery Laws means all applicable local and international laws relating to bribery or corruption, including: (i) the U.S. Foreign Corrupt Practices Act of 1977; (ii) the UK Bribery Act 2010; and (iii) any other law in any applicable jurisdiction that relates to bribery or corruption;

Articles means the articles of association of the Company as at the date of this agreement;

Attorney has the meaning given in subclause 7.2;

Bank Instrument has the meaning given in subclause 5.13;

Bank Instrument Indemnity Cover has the meaning given in subclause 5.13;

Base Price means USD 946,368,644.90;

Budget means the budget of the Target Group in the Agreed Form;

Business means the business of the Target Group Companies;

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in London and Tulsa, Oklahoma for normal business;

Business Warranties means all of the warranties set forth in Schedule 2 to the Management Warranty Deed and the Tax Warranties (as defined in the Management Warranty Deed) (but not including the Fundamental Business Warranties) and Business Warranty means any of them;

Claim means any claim, demand, action or proceeding by the Purchaser against a Seller under or in connection with or arising under this agreement or any matters which are the subject of this agreement, other than a Leakage Claim and other than a claim pursuant to Schedule 11;

Co-Investment Scheme means a Fund which co-invests alongside a Fund;

COBO Consent means the consent dated 13 October 2020 issued by the Jersey Financial Services Commission pursuant to Article 2 of the Control of Borrowing (Jersey) Order 1958, as amended, to the Company;

Commitment has the meaning given in subclause 4.3(d);

Commitment Documents means all debt financing commitment letters (together with (a) the term sheet and all exhibits, schedules and annexes thereto and (b) the fee letter referenced therein, and in each case, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof) in respect of the Transaction, dated as of the date hereof, by and among the Purchaser’s Guarantor, Morgan Stanley Senior Funding, Inc. and each other lender that becomes a party thereto in accordance with the terms thereof; where applicable, any reference to “Commitment Documents” shall include the Commitment Documents with respect to Alternative Financing;

Committed Financing Sources means each Debt Financing Source party to the Commitment Documents or that has otherwise entered into any committed agreements with respect to any Debt Financing (on terms that comply with subclauses 10.6 to 10.8), including any other Commitment Documents or other documentation with respect to any permanent financing and any amendments, supplements, joinder agreements and definitive documentation relating thereto, together with their respective Affiliates, officers, directors, employees, agents, advisors, and representatives and their respective successors and permitted assigns;

Common Existing Facility Encumbrances means the Encumbrances relating to the Existing Facilities referred to in paragraphs (a) to (e) of the definition of Existing Facilities;

Companies Law means the Companies (Jersey) Law 1991;

Completion means completion of the sale and purchase of the Shares in accordance with this agreement;

Completion Certificate has the meaning given in Schedule 5;

Completion Date means the date on which Completion occurs;

Completion Statement has the meaning given in subclause 6.2;

Condition Counterparty means each entity which is required to grant a consent or waiver, in each case to enable a Competition Condition to be satisfied;

Conditions means the conditions precedent to the sale and purchase of the Shares set out in subclause 4.1;

Connected Person has the meaning given to that expression in Section 1122 of the Corporation Tax Act 2010 and a “person connected” with a party shall have the corresponding meaning except: that (i) no Seller shall be deemed to be connected with the Purchaser or any Target Group Company, solely by virtue of the Transaction or being a holder of Shares and (ii) any portfolio company (being a subsidiary undertaking or a group of subsidiary undertakings trading as separate and distinct going concern) of a party or any “person connected” with a party shall not be a Connected Person, so long as any such portfolio company does not receive any benefit from any Target Group Company arising from such relation;

Control including with its correlative meanings, Controlled by and under common Control with, means, when used in respect of a person, the power and authority to direct or cause the direction of management and policies of such person, whether directly or indirectly, through the holding of voting securities, equity, membership or partnership interests, by contract or otherwise;

Data Room has the meaning given in the Management Warranty Deed;

Debt Financing means any debt financing incurred pursuant to the Commitment Documents, including a public offering or private placement of debt securities or borrowing under revolving, long-term or bridge loans, in each case by the Purchaser, Purchaser’s Guarantor or any of their respective Affiliates in connection with the Transaction; where applicable, any reference in this agreement to “Debt Financing” shall include Alternative Financing;

Debt Financing Sources means any underwriter, initial purchaser, syndicate or other group engaged for any and all purposes of the Debt Financing, including the parties providing or arranging financing pursuant to any Commitment Documents, engagement letters, underwriting agreements, securities purchase agreements, sales agreements, indentures, credit or joint venture participations or other agreements entered pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, agents, advisors, and representatives and their respective successors and permitted assigns;

Debt Offer has the meaning given in subclause 5.11;

Debt Offer Documents has the meaning given in subclause 5.11;

Debt Providers means, in relation to the Existing Facilities, the relevant lenders, facility providers or noteholders (or the relevant trustee or agent acting on their behalf);

Debt Repayment Amount means the principal amount owing under the Existing Facilities (including any amounts required to be provided by way of cash cover or cash collateralization), gross of any capitalised arrangement fees, together with all unpaid interest and fees accruing to (and including) the date of Completion and all sums becoming due and payable on Completion in relation to the Existing Facilities, including any withholding Tax, break costs, hedging costs premium or close-out amounts, cancellation and prepayment fees, redemption premium, gross-up payments or similar payment, provided that: (i) if the Purchaser exercises its rights in accordance with subclause 5.11 with respect to the Senior Secured Notes, the Debt Repayment Amount shall not include any amounts referred to in this definition with respect to the Senior Secured Notes; and (ii) if the Purchaser exercises its rights in accordance with subclause 5.13 with respect to any Bank Instrument and the issuer of that Bank Instrument agrees to accept Bank Instrument Indemnity Cover, the Debt Repayment Amount shall not include any cash cover or cash collateralisation with respect to that Bank Instrument;

Debt Repayment Date means, with respect to the repayment of an Existing Facility, (i) the Completion Date or (ii) if, as a result of timing of the Completion Date and jurisdictions across applicable time zones, timing of wire transfers, or similar administrative matters, such repayment is not complete on the Completion Date, then the first Business Day (as defined in the relevant Existing Facility) after the Completion Date;

Debt Repayment Schedule means the schedule setting out the Debt Repayment Amount: (i) the amount required by law to be deducted or withheld from the Debt Repayment Amount, if any (and the Tax Authority to which such amounts are required to be accounted); and (ii) the amounts payable in respect of any gross up provisions (if any) in the Existing Facilities, and the relevant account details of the Debt Providers;

Deed of Adherence means the deed of adherence to be agreed between the Seller Representatives and the Purchaser (each acting reasonably);

Disclosed means fairly disclosed in writing in sufficient detail to enable a reasonable purchaser to assess the nature and scope of the matter disclosed provided that, for the avoidance of doubt, any matter contained in the Data Room shall not be deemed “Disclosed” for the purposes of this definition;

Disclosed Sellers’ Transaction Costs means the Sellers’ Transaction Costs (less any disbursements thereon (where applicable)) and disclosed to the Purchaser in the Completion Statement in accordance with clause 6.2;

Disclosed Sellers’ Transaction Costs Amount means the aggregate amount of the Sellers’ Transaction Costs incurred (on an accruals basis) after the Locked Box Date, less an amount equal to any VAT which the Purchaser determines is recoverable (acting reasonably and in good faith);

Drag-Along Notice means a notice from the Purchaser to each Minority Seller in respect of the Transaction to be delivered by the Purchaser to each Minority Seller in the form agreed between the Company, the Seller Representatives, and the Purchaser (each acting reasonably) and in compliance with this agreement, the KCAD Investment Agreement and the articles of association of the Company;

Drag-Along Transfer Date means the date specified in the Drag-Along Notice as the date, time and place for each Minority Sellers to execute the Minority Seller Transfer Forms in respect of its Shares, being a date which is not less than eight (8) Business Days (as defined in the KCAD Investment Agreement) after the date of the Drag-Along Notice and not more than ten (10) Business Days (as defined in the KCAD Investment Agreement) prior to the Completion Date;

Drag Consideration means the portion of the Aggregate Consideration for the Shares of a Minority Seller that is payable to the Escrow Account or such other account as the Seller Representatives shall have specified by giving notice to the Purchaser for the purpose of that payment on behalf of any such Minority Seller in accordance with subclause 16.1(a);

EBITDA means, with respect to the Target Group, the net operating revenue less net operating expenses; provided, that such amount will be adjusted to eliminate all amounts for interest, taxes, depreciation, amortization (including any impairments) and corporate overhead of the Target Group, and such amount and any adjustments shall be calculated in accordance and consistent with the calculation of the Target Group’s EBITDA for the fiscal year 2023.

Electronic Communication means an electronic communication as defined in the Electronic Communications Act 2000;

Emergency Situation means a situation which: (i) is an emergency or a disaster situation requiring immediate action for the safety of individuals, assets or the environment; and (ii) has or could reasonably be expected to have a material adverse effect on the Target Group;

Employee Tax means any payroll tax, income tax and employee national insurance or social security contributions (or any equivalent amounts in any jurisdiction other than the UK);

Employer Tax means any employer national insurance contributions, apprenticeship levy or other employer social security contributions (or any equivalent amounts in any jurisdiction other than the UK);

Encumbrance means any:

(a)	mortgage, charge (fixed or floating), pledge, lien, assignment by way of security or trust arrangement for the purpose of providing security or other security interest of any kind (including any retention arrangement);

(b)	option, right to acquire, right of pre-emption, right of first refusal; or

(c)	royalty interest,

or any agreement to create any of the foregoing and in each case save as set out in the Articles and the KCAD Investment Agreement;

Encumbrance Releases means in connection with the Pay-Off Letters, customary releases of all Encumbrances securing the indebtedness and other obligations under each Existing Facility and, if applicable, any Factoring Facility and authorizations to file Encumbrance releases and filings, mortgage releases and other applicable releases or terminations in all applicable jurisdictions to evidence the release of all Encumbrances (save in respect of Permitted Encumbrances) securing indebtedness of the Target Group, including under the Existing Facilities, in each case, in form and substance reasonably satisfactory to the Purchaser, provided that if the Purchaser exercises its rights in accordance with subclause 5.11 with respect to the Senior Secured Notes: (i) all of the Common Existing Facility Encumbrances will remain in place on and after the Completion Date with respect to the Senior Secured Notes; (ii) the relevant Debt Providers in respect of the Existing Facilities (other than the Senior Secured Notes) shall confirm that such Common Existing Facility Encumbrances no longer secure the relevant Existing Facilities; and (iii) the Company shall not be required to deliver any release documentation with respect to the Common Existing Facility Encumbrances at Completion);

Equity Bridge means the Excel spreadsheet in the agreed terms with the title “E2E Bridge” setting out the deductions made to the agreed enterprise value of the Target Group to derive the value of the Shares;

Escrow Account means such bank account as notified by the Company to the Purchaser not less than fifteen (15) Business Days prior to Completion;

Existing Facilities means:

(a)	the USD 500 million 9.875% Senior Secured Notes due 1 December 2025;

(b)	the USD 250 million Senior Secured Floating Rate Notes due 1 December 2025;

(c)	the USD 160 million Senior Secured Guarantee and Revolving Credit Facilities provided by Barclays Bank plc;

(d)	the USD 115 million Senior Secured Revolving Credit Facilities provided by Deutsche Bank AG;

(e)	the USD 60 million Guarantee and LC Facility provided by Lloyds Bank plc;

(f)	the USD 200 million 15.0%/17.5% PIK Notes due 2027;

(g)	the OMR 17,556,000 Credit Facility provided by Oman Arab Bank SAOG

(h)	the OMR 17,610,000 Credit Facility provided by Oman Arab Bank SAOG; and

(i)	the Factoring Facilities;

Factoring Facilities means those certain receivables factoring arrangements between International Energy Services South America Co. Ltd, BCI Factoring S.A. and Compass Group SAF S.A. covering receivables related to operations in Chile and Peru;

Financing Agreements means definitive agreements with respect to the Debt Financing on the terms contained in the Commitment Documents or on the terms that (a) taken as a whole, are not materially less favourable to the Purchaser than the terms contained in the Commitment Documents; and (b) do not in any respect expand on the conditions to the funding (or otherwise adversely affect, including with respect to timing, the availability) of the Debt Financing at Completion or reduce the aggregate amount of the Debt Financing available to be funded on the Completion Date below the amount necessary (when taken together with Other Sources) to consummate the Transaction and pay all Required Amounts;

Fund means any collective investment scheme (as defined in the Financial Services and Markets Act 2000) or any high net worth company, high net worth unincorporated association and high value trust (each as defined in the Financial Services and Markets Act (Financial Promotion) Order 2001), partnership, limited partnership, pension fund or insurance company, in any such case the principal business of which is to make investments and whose business is managed by an Investment Manager and any subsidiary or parent undertaking of any of the foregoing;

Fundamental Business Warranties means the warranties set out at paragraphs 3.1-3.6 of Schedule 2 to the Management Warranty Deed and Fundamental Business Warranty means any one of them;

GAAP means generally accepted accounting principles in the Unites States of America.

Governmental Entity means any supra-national, national, state, municipal or local government (including any subdivision, court, judiciary, administrative, supervisory or regulatory agency or commissions or other authority thereof) or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority, including the European Union, any relevant competition authority, any Tax Authority and the authorities of any recognised stock exchange;

holding company has the meaning given in section 1159 of the Companies Act 2006;

IFRS means the International Financial Reporting Standards.

Indebtedness of any person means, without duplication:

(a)	all indebtedness for borrowed money (including all principal, accrued interest, premiums, penalties, termination fees or breakage fees but excluding trade accounts payable incurred in the ordinary course of business);

(b)	indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security;

(c)	any obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, only in the case where such obligation is classified as a finance lease on the Locked Box Accounts;

(d)	to the extent required to be included as debt on such person’s balance sheet in accordance with IFRS or GAAP, as applicable, synthetic lease obligations;

(e)	all obligations of such person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(f)	all non-contingent obligations of such person arising under letters of credit (including standby and commercial), bank guaranties, surety bonds and similar instruments; or

(g)	guarantees with respect to any indebtedness described in clauses (a) through (f) above.

Indemnity Payment means any payment made under this agreement pursuant to an indemnity, compensation or reimbursement provision (including, for the avoidance of doubt, any payment in respect of Leakage, and any payment to the Purchaser pursuant to Schedule 11 of this Agreement (other than pursuant to subclause 1.24 of Schedule 11, but excluding, for the avoidance of doubt, the payment of the Aggregate Consideration (or any part of it) or the Transaction Bonuses Amount (or any part of it) or the Disclosed Sellers’ Transaction Costs Amount (or any part of it));

Intellectual Property Rights has the meaning given to it in the Management Warranty Deed;

Investment Manager means a person whose principal business is to make, manage or advise upon investments;

KCAD IA Reserved Matters means the reserved matters set out in Part 3 and Part 4 of Schedule 6 of the KCAD Investment Agreement;

KCAD Investment Agreement means the investment agreement in respect of the Company entered into on 15 January 2021 between, amongst others, the Sellers and the Company;

KCAD Iran has the meaning given in subclause 5.15(a).

Labour Agreement means any collective bargaining agreement or other contract with a union, works council, labour organization, or other employee representative;

LCIA Arbitration Rules means the rules of the London Court of International Arbitration;

Lead Sellers means the Majority Sellers, the Management Seller and the Trustee and Lead Seller means any one of them;

Lead Sellers’ Shares means the Shares set out opposite the names of the Lead Sellers in column F of the Master Allocation Schedule;

Leakage means any of the following, without double counting:

(a)	any dividend, distribution or bonus issue (whether in cash or in kind) or any payments in lieu of any dividend, distribution or bonus issue, in each case declared, paid or made or other return of share capital declared, paid or made by or on behalf of any Target Group Company;

(b)	any payments made in respect of any redemption, repurchase, repayment or return of shares, options, share capital or other equity securities of any Target Group Company being redeemed, purchased or repaid, or any other return of capital (whether by reduction of capital or otherwise and whether in cash or in kind) declared, paid or made;

(c)	any extraordinary or non-contractually required, bonuses or consultant, advisory, management, monitoring, service, director or other fees, charges (or compensation of a similar nature) declared, paid, made, accrued, incurred or assumed or benefits granted, by or on behalf of any Target Group Company to or at the direction of or for benefit of any Seller or any other member of a Seller’s Group or any Connected Person of any Seller;

(d)	save in respect of the Existing Facilities, any loan repayments or payments made to or loans or liabilities assumed, indemnified, guaranteed, secured or incurred by or on behalf of any Target Group Company to or at the direction of or for benefit of any Seller or any other member of a Seller’s Group or any Connected Person of any Seller;

(e)	the full or partial waiver, discount, deferral, forgiveness, writing off, compromise, discharge or release by any Target Group Company of any amount, right, value, benefit, liability or obligation owed or due to such Target Group Company by any Seller, any other member of any Seller’s Group or a Connected Person of any Seller;

(f)	the purchase by or on behalf of any Target Group Company from any Seller or any other member of a Seller’s Group or any Connected Person of the Seller or any member of the Seller’s Group of any assets or services, save in respect of agreements, contracts, commitments and/or arrangements with any member of Seller’s Group or any Connected Person of the Seller or any member of the Seller’s Group entered into in the ordinary course on arms’ length terms;

(g)	save in respect of the Existing Facilities, any guarantee, indemnity, surety for liability or Encumbrance granted over any of the assets, rights, securities, interests or shares of any Target Group Company in favour or for benefit of any Seller or any other member of a Seller’s Group or any Connected Person of any Seller;

(h)	any transfer or surrender of assets, rights, value or other benefits, or any liability or obligation assumed, indemnified, increased or incurred by or on behalf of any Target Group Company to or at the direction of or for benefit of any Seller or any other member of a Seller’s Group or any Connected Person of any Seller other than on arms’ length terms;

(i)	save in respect of the Existing Facilities, any payment or agreement to pay interest or principal in respect of any borrowings or indebtedness, or the amendment or creation of any borrowings or indebtedness by or on behalf of any Target Group Company to or at the direction of or for benefit of any Seller or any other member of a Seller’s Group;

(j)	any payment by, or on behalf of, a Target Group Company of, or obligation on a Target Group Company to pay any costs, professional fees, expenses or transaction bonuses to any person in connection with the Transaction or as result of Completion, including any costs, professional fees, and expenses relating to any preparatory work carried out on behalf of any of the Sellers or any other member of a Seller’s Group;

(j)	any Sellers’ Transaction Costs incurred or paid by any Target Group Company;

(k)	any payments made or received, services provided or received or assets transferred or received by or to a Target Group Company from or to a member of the Saipem Group in connection with the matters listed in Part B of Schedule 10 for amounts in excess of $14,000,000;

(l)	any payment and related costs incurred in respect of any settlement of the German Tax Matter permitted pursuant to Schedule 11, and any indemnification payment made to a member of the Saipem Group under the Saipem SPA;

(m)	the payment or incurrence of any fees, expenses or costs to or on behalf of any Seller or any other member of a Seller’s Group or any Connected Person of the Seller which are or were incurred by or on behalf of any Target Group Company as a result of (a) to (m) (inclusive) above;

(n)	any agreement, arrangement or commitment made or entered into by or on behalf of any Target Group Company to do or give effect to any matter referred to in (a) to (n) (inclusive); or

(o)	without double counting, any Tax (or amount in respect of Tax) payable, suffered or incurred (or which would have been payable, suffered or incurred but for the use or set-off of a Purchaser’s Relief) by any Target Group Company as a result or in respect of: (i) any of the matters referred to in paragraphs (a) to (n) (inclusive) above; or (ii) if such Tax is imposed under Part 7A Income Tax (Earnings and Pensions) Act 2003, the payment by any person of any compensation, remuneration or other benefit to any employee, office holder or consultant of a Target Group Company, in each case other than any Permitted Leakage;

Leakage Claim means any claim made by or on behalf of the Purchaser against any Seller under or pursuant to clause 8;

Leakage Tax Adjustment means, in respect of an item of Leakage, an amount equal to any cash Tax saving and/or any cash repayment in respect of Tax that has been actually realised, or is reasonably likely to be realised, by the Purchaser, any member of the Purchaser’s Group and/or any Target Group Company, in respect of any accounting period commencing before, or within one year after, Completion that would not have occurred but for the use or set-off of any Relief that is obtained by a Target Group Company as a result of the relevant limb (a) to (m) of the definition of Leakage;

Locked Box Accounts means the audited consolidated balance sheets as at the Locked Box Date and audited consolidated profit and loss accounts for the year ended on the Locked Box Date of the Company;

Locked Box Date means 31 December 2023;

Long Stop Date means twelve (12) months after the date of this agreement; provided that, if as of five (5) Business Days before such date, the Competition Conditions shall not have been satisfied or waived, but all of the other Conditions have been satisfied or waived (other than those Conditions that, by their terms, are to be satisfied immediately prior to Completion, but subject to the satisfaction or waiver of such Conditions), then the Long Stop Date shall automatically be extended by an additional three (3) months;

Majority Sellers’ Shares means the Shares set out opposite the names of the Majority Sellers in column F of the Master Allocation Schedule;

Management Warranty Deed means the deed of warranty between the Warrantors and the Purchaser, dated on or about the date of this agreement.

Master Allocation Schedule means the schedule in the Agreed Form setting out, among other things, details of the holding of Shares of the Sellers and their respective entitlement to the Aggregate Consideration as may be amended from time to time in accordance with subclause 2.4, subclause 5.6, subclause 5.7 or subclause 8.4;

Material Adverse Change means any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate, has had, or will have a material adverse effect on the business, financial condition or results of operations of the Target Group; provided, however, that none of the following shall be taken into account in determining the existence of a Material Adverse Change:

(a)	any such change, effect, event, occurrence, state of facts, circumstance or development caused by or resulting from the announcement, pendency or consummation of the Transaction, or the execution or announcement of this agreement or the performance by any Target Group Company of obligations hereunder;

(b)	general, regional, industry-wide or economy-wide changes in social political or economic, industry, market or financial conditions;

(c)	changes generally affecting the international oil drilling industry;

(d)	changes in applicable law or interpretation or application or non-application thereof by any Governmental Entity; and

(e)	actions or agreements under or contemplated to be taken or entered into by this agreement or a Transaction Document;

Minority Sellers means the shareholders of the Company as at the date of this agreement other than the Lead Sellers and Minority Seller means any one of them;

Minority Seller Transfer Form has the meaning given in subclause 7.1;

Minority Seller Waiver has the meaning given in subclause 7.1;

Minority Shares means the shares of the Company held by the Minority Sellers;

Money Laundering Laws means all anti-money laundering laws and all applicable financial record keeping and reporting requirements, rules, regulations and guidelines;

MWD Disclosure Letter means the Disclosure Letter as defined in the Management Warranty Deed;

Net Notified Leakage has the meaning given in subclause 8.4;

Notified Leakage has the meaning given in subclause 8.3;

Other Sources means other sources of funds immediately available to the Purchaser’s Group;

Pay-Off Letters means the pay-off letters (or other redemption, satisfaction or similar notices) to be entered into between the relevant Target Group Companies in respect of the repayment of the Existing Facilities (other than the Senior Secured Notes if the Purchaser exercises its rights in accordance with subclause 5.11) in a customary form agreed between the Purchaser and the Seller Representatives (or advisors nominated by the Seller Representatives), each acting reasonably, and with the repayment date specified as the relevant Debt Repayment Date; provided, that Pay-Off Letters (and accompanying Encumbrance Releases) with respect to a Factoring Facility shall only be required to be delivered at Completion if such delivery is requested by the Purchaser or the Purchaser’s Guarantor at least fifteen (15) days prior to Completion;

Payee has the meaning given in subclause 16.5;

Payor has the meaning given in subclause 16.5;

Permitted Encumbrances means: (i) statutory Encumbrances for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Target Group Companies and, in each case, for which adequate reserves have been established in accordance with the IFRS; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Encumbrances arising or incurred in the ordinary course of business for amounts which are not, individually or in the aggregate, material; (iii) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the real property; (iv) Encumbrances arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation which do not or would not, individually or in the aggregate, materially impair the occupancy or use of the real property for the purposes for which it is currently used or proposed to be used in connection with the Target Group Companies’ businesses; (v) Encumbrances on goods in transit incurred pursuant to documentary letters of credit; (vi) Encumbrances relating to the Existing Facilities; (vii) Encumbrances arising by way of operation of law and are not, individually or in the aggregate, material; and (ix) Encumbrances arising under any joint venture agreements, shareholders’ agreement or partnership agreement which a Target Group Company is party to covering equity interests in such joint venture agreements;

Permitted Leakage means:

(a)	the Disclosed Sellers’ Transaction Costs incurred, paid or agreed to be paid or payable;

(b)	the Transaction Bonuses incurred, paid or agreed to be paid or payable;

(c)	any payment under or in respect of the Existing Facilities, including any accrual and/or payment of interest thereon;

(d)	any payment made by, or on behalf of, any Target Group Company that has been specifically and identifiably provided for or otherwise Disclosed in the Equity Bridge and/or the Locked Box Accounts;

(e)	any costs, expenses and filing fees incurred by any Target Group Company in connection with complying with clauses 4.3, 5.8-5.15 and 6 of this agreement;

(f)	any payments made or received, services provided or received or assets transferred or received by or to a Target Group Company from or to a member of the Saipem Group in connection with the matters listed in Part B of Schedule 10 for amounts not to exceed $14,000,000 in the aggregate, and

(g)	any payments made or received, services provided or received or assets transferred or received by or to a Target Group Company from or to a member of the Saipem Group in connection with the matters listed in Part A of Schedule 10 to the extent that such payments relate to services provided or received or assets transferred or received in the ordinary course of business and on arm’s length terms;

(h)	any payments made in the ordinary course of business consistent with the Target Group’s prior practice in the 12-month period prior to the date of this agreement, in accordance with their current employment, director, contractor and/or consulting agreements with any Target Group Company in respect of the base salary and accrued bonuses, and the provision of all other emoluments, pensions and benefits, to Sellers that are employees of the Target Group, together with any income tax and social security obligations arising as a result;

(i)	any payment made by, or on behalf of, any Target Group Company to any Seller or any member of a Seller’s Group expressly provided for under the terms of this agreement or any other Transaction Document;

(j)	any payment undertaken at the written request, or with the prior written approval, of the Purchaser; provided that the Purchaser has expressly acknowledged in such request or consent that such Leakage in connection with any such matter shall be treated as “Permitted Leakage” for the purpose of this agreement;

(k)	any Leakage refunded or made good to the Target Group;

(l)	the entry into of any arrangement or agreement or undertaking any course of conduct in relation to any of the matters set out in paragraphs (a) to (j) above; and

(m)	any Tax (or amount in respect of Tax) paid or incurred by a Target Group Company in connection with, or which is attributable to, any of the matters referred to in paragraph (b), (j) or (k) above (or which is expressly provided for in the other limbs);

Post-LATAM Delivery Agreement means the post-LATAM Delivery Agreement dated 2 May 2023 entered into between, amongst others, KCA Deutag (Land Rig) Limited, the Company, Saipem S.p.A and Saipem International BV in connection with the Saipem SPA (as amended from time to time);

Project Company has the meaning given in the Management Warranty Deed;

Purchaser’s Group means the Purchaser and the Purchaser’s Guarantor and all of their respective subsidiaries, all its and their holding companies and all the other subsidiaries of each of its and their holding companies and following Completion (including the Target Group Companies);

Purchaser’s Relief means:

(a)	a Relief arising to a Target Group Company:

(i)	as a result of any events, matters or circumstances occurring after the Locked Box Date (and, where occurring on or before Completion, in the ordinary course of business of that Target Group Company); or

(ii)	in respect of a period beginning on or after the Locked Box Date (and, in relation to any such period ending before Completion, to the extent that the Relief arises as a result of any events, matters or circumstances occurring in the ordinary course of business of that Target Group Company);

(b)	any Relief which has been taken into account in the Locked Box Accounts as an asset or in computing (and so reducing) any provision for Tax which appears in the Locked Box Accounts or in eliminating such a provision that would otherwise have appeared; or

(c)	any Relief arising to any member of the Purchaser’s Group at any time;

Relevant Proportion means in respect of a Seller, the number of Shares set out opposite the name of such Seller in the Master Allocation Schedule divided by the total number of Shares in issue, expressed as a percentage (in each case as if the Shares constitute one and the same class);

Relief means any right to repayment of Tax from a Tax Authority and any relief, loss, allowance, set-off, or credit in respect of Tax and any deduction in computing or against profits for Tax purposes;

Required Amounts has the meaning given in subclause 10.1;

Reports means (i) the vendor legal due diligence report prepared by Allen Overy Shearman Sterling LLP dated 22 March 2024, (ii) the vendor financial due diligence report Volume I prepared by Deloitte LLP dated 17 March 2024, (iii) the vendor financial due diligence report Volume II prepared by Deloitte LLP dated 17 March 2024 and (iv) the vendor tax due diligence report prepared by Deloitte LLP dated 17 March 2024;

Representatives means the accountants, consultants, legal counsel, financial and other advisors, financing sources and agents and other representatives to the Sellers, the Company or the Purchaser’s Guarantor and Purchaser, as applicable;

Restricted Person means a person or entity that is:

(a)	listed or referred to on, or 50 percent or greater owned or controlled by a person or entity listed or referred to on, or acting on behalf of a person or entity listed or referred to on, any Sanctions List; or

(b)	a blocked national of, located in, resident in, incorporated under the laws of, or acting on behalf of a person or entity located in or organised under the laws of, any country or territory that is or has been the target of and/or subject to any comprehensive country- or territory-wide Sanctions (being, as at the date of this agreement Crimea, Cuba, the Donetsk, Luhansk, Zaporizhzhia or Kherson regions of Ukraine, Iran, North Korea and Syria);

Rig has the meaning given in the Management Warranty Deed;

Saipem Acquisition means the acquisition by KCA Deutag (Land Rig) Limited (a subsidiary) of Saipem S.p.A’s onshore drilling business;

Saipem SPA means the amended and restated sale and purchase agreement dated 1 July 2024 entered into between KCA Deutag (Land Rig) Limited, the Company, Saipem S.p.A and Saipem International BV in connection with the Saipem SPA;

Saipem Group means Saipem S.p.A Seller’s Group;

Sanctions means the economic, financial and trade embargoes and sanctions laws, regulations, rules and/or restrictive measures administered, enacted or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the United States Department of State, any other U.S. government entity, the United Nations Security Council, any United Nations Security Council Sanctions Committee, the European Union, any Member State of the European Union, the United Kingdom and/or any other government, public or regulatory authority or body (including but not limited to HM Treasury);

Sanctions List means the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the Consolidated List of Persons and Entities subject to Financial Sanctions maintained by the European Commission or any similar list maintained by, or public announcement of Sanctions designation made by, the United States Department of State or any other U.S. government entity, the United Nations Security Council, any United Nations Security Council Sanctions Committee, the European Union, any Member State of the European Union, the United Kingdom and/or any other government, public or regulatory authority or body (including but not limited to HM Treasury);

Sellers means the Majority Sellers, the Management Seller, the Trustee and the Minority Sellers and Seller means any of them;

Seller’s Group means, in relation to a Seller, that Seller and its Affiliates (other than the Target Group Companies) but excluding any portfolio company (being a subsidiary undertaking or a group of subsidiary undertakings trading as separate and distinct going concern);

Seller Representatives means Sculptor Special Master Fund Ltd and FCCO Designated Activity Company;

Sellers’ Transaction Costs means any professional or advisory fees, expenses and/or other costs or liabilities paid or agreed to be paid or incurred or owing by any Target Group Company in connection with the preparation, negotiation and/or consummation of the Transaction (in each case, including any amounts in respect of Tax (other than recoverable VAT) arising to or suffered by a Target Group Company as a result thereof) and any Vendor Diligence Costs and without double counting in respect of any other item taken into account in the determination of the Aggregate Consideration;

Senior Secured Notes refers to the 9.875% Senior Secured Notes due 2025 governed by the indenture, dated as of December 21, 2020 (as amended, supplemented or modified from time to time, the Senior Secured Notes Indenture), among KCA Deutag UK Finance PLC and Lucid Trustee Services Limited (the Senior Secured Notes Trustee);

Senior Secured Notes Par Call Date means 1 December 2024;

Shares means the entire issued share capital of the Company;

Subject Court has the meaning given in paragraph1.1(a) of Schedule 8;

Subsidiaries has the meaning given in the Management Warranty Deed;

subsidiary has the meaning given in section 1159 of the Companies Act 2006, and, in respect of any entity incorporated or established in Jersey, a subsidiary within the meaning of articles 2 and 2A of the Companies Law;

Surviving Clauses means the following clauses of this agreement clause 12 (Announcements and Confidentiality), 14 (Notices), 18 (General), 22 (Governing Law), 23 (Jurisdiction) and 24 (Process Agent) and the provisions of Schedule 6;

Target Group means each of the Target Group Companies, taken as a whole;

Target Group Companies means the Company and the Subsidiaries and Target Group Company means any of them;

Tax or Taxation means:

(a)	any tax or duty, or any levy, impost, charge, deduction or withholding, wherever chargeable and irrespective of the person to which such amounts are primarily chargeable, imposed for support of national, state, federal, cantonal, municipal or local government or any other governmental or regulatory authority, body or instrumentality including but not limited to tax on gross or net income, profits or gains, taxes on receipts, sales, use, occupation, franchise, transfer, apprenticeship levy, value added and personal property, national insurance contributions and social security taxes or contributions, and any amount in respect of the foregoing; and

(b)	any penalty, fine, surcharge, interest, charges or additions to taxation payable in relation to any Taxation within (a) above;

Tax Authority means any tax, taxation or other fiscal, revenue, customs or excise authority competent to impose, collect or administer any Tax, whether in the United Kingdom or elsewhere;

Transaction means the transactions contemplated by the Transaction Documents;

Transaction Bonuses means the: (i) contractual bonus payable by a member of the Target Group Company to the Warrantors and the non-executive directors of the Company in connection with the D Ordinary Shares held by such senior employees; and (ii) any contractual bonuses payable by a member of the Target Group Company to an employee, director, officer or consultant of the Target Group, the Warrantors and/or the non-executive directors of the Company in connection with the Transaction

Transaction Bonuses Amount means the amounts payable under the Transaction Bonuses to the beneficiaries thereunder together with any Employer Tax thereon and the amounts payable in respect of any gross up provisions (if any) and without double counting in respect of any other item taken into account in the determination of the Aggregate Consideration;

Transaction Documents means this agreement, the Management Warranty Deed and any other agreements executed or to be executed by the parties on the date of this agreement or Completion;

Transferring Shares has the meaning given in subclause 5.4;

VAT means value-added tax chargeable under or pursuant to the Value Added Tax Act 1994 or Council Directive 2006/112/EC or any other tax of a similar nature whether imposed in the United Kingdom, a member state of the European Union or elsewhere;

Vendor Diligence Costs means any professional fees, expenses or other costs (in each case including any irrecoverable VAT) paid or agreed to be paid or incurred or owing by any Target Group Company, in each case in connection with the Reports;

Warranties means the statements set out in Schedule 3 and Warranty means any of them;

Warrantors has the meaning given in the Management Warranty Deed; and

Warranty Claim has the meaning given in the Management Warranty Deed.

2.	In this agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:

(a)	that enactment as from time to rime consolidated, amended, extended or applied by or under any other enactment (before or after signature of this agreement);

(b)	any enactment which that enactment re-enacts (with or without modification); and

(c)	any subordinate legislation made (before or after signature of this agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in subparagraph (a) or under any enactment which it re-enacts as described in subparagraph (a), except to the extent that: (i) the contrary intention appears; or (ii) any legislation or subordinate legislation made or enacted after the date of this agreement would create or increase the liability of the Sellers under this agreement.

3.	In this agreement:

(a)	words denoting persons include bodies corporate and unincorporated associations of persons;

(b)	references to an individual or a natural person include his estate and personal representatives;

(c)	subject to clause 18 references to a party to this agreement include the successors or assigns (immediate or otherwise) of that party;

(d)	the words including and include shall mean including without limitation and include without limitation, respectively;

(e)	the phrases to the extent and to the extent that are used to indicate an element of degree and are not synonymous with the word “if”;

(f)	law includes any legislation, any common or customary law, constitution, decree, judgment, order, regulation, directive, statutory instrument, ordinance, treaty or other legislative measure in any jurisdiction;

(g)	any reference importing a gender includes the other genders;

(h)	any reference to a manager of a person includes any portfolio manager of that person;

(i)	any reference to a time of day is to London time;

(j)	any reference to GBP is to pounds sterling, any reference to EUR is to Euro and any reference to USD is to United States dollars;

(k)	any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this agreement or that document;

(l)	any reference to a company includes any company, corporation or other body corporate wheresoever incorporated; and

(m)	any reference to a company or firm includes any company or firm in succession to all, or substantially all, of the business of that company or firm.

4.	If there is any conflict or inconsistency between a term in the body of this agreement and a term in any of the schedules or any other document referred to or otherwise incorporated into this agreement, the term in the body of this agreement shall take precedence, unless the relevant schedule or other document which is referred to or otherwise incorporated into this agreement expressly provides that the term in it is to take precedence over the term in the body of this agreement.

5.	The eiusdem generis rule does not apply to this agreement. Accordingly, specific words indicating a type, class or category of thing shall not restrict the meaning of general words following such specific words, such as general words introduced by the word other or a similar expression. Similarly, general words followed by specific words shall not be restricted in meaning to the type, class or category of thing indicated by such specific words.

6.	A reference in this agreement to any English legal term for any action, remedy, method or form of judicial proceeding, legal document, court or any other legal concept or matter shall be deemed to include a reference to the corresponding or most similar legal term in any jurisdiction other than England, if such jurisdiction is relevant to the Transaction or the terms of this agreement.

Schedule 7

Conduct of Business

Subject to subclauses 5.3 and 5.4 and applicable law, from (but including) the date of this agreement until Completion, the Company shall exercise its powers so as to procure that, except with the written consent of the Purchaser (such consent not to be unreasonably conditioned, withheld or delayed), no Target Group Company shall:

(a)	incur any item of capital expenditure in excess of the Budget, except for amounts not exceeding USD 1,000,000 individually or USD 2,500,000 in the aggregate;

(b)	except for any dispositions of any non-operating assets outside of Kuwait, the Kingdom of Saudi Arabia and Oman, sell, lease, transfer, license or otherwise dispose of, or grant any option to acquire, all or a material part of its business, undertaking or assets (or any interest therein) whether by a single transaction or series of related transactions for amounts in excess of USD 2,500,000 (or its equivalent in any other currency), in the aggregate;

(c)	waive, surrender, amend or otherwise reduce any right to refunds, offsets or any other liability, in each case owed by a customer, for amounts in excess of USD 500,000 per customer or USD 1,500,000 in the aggregate;

(d)	other than with respect to acquisitions of inventory in the ordinary course of business consistent with past practice and leases and/or commitments in place as at the date of this agreement, acquire, purchase, lease, license or otherwise acquire any assets, businesses or undertakings (or any interest therein) or enter into or make itself liable for any commitment (whether by way of purchase, lease, hire purchase or otherwise) whether by a single transaction or series of related transactions for amounts in excess of USD 2,500,000 (or its equivalent in any other currency);

(e)	discontinue or cease to operate any part of the Target Group’s business that would result in a reduction of turnover for the Target Group of at least USD 2,500,000 (or its equivalent in any other currency);

(f)	except for any administrative changes or changes required by law, make any amendment to the articles of association or equivalent constitutional documents of any Target Group Company;

(g)	enter into any agreement, undertaking or binding commitment (whether conditional or not) with any Seller (or any Affiliate of the Seller, any member of such Seller’s Group or any person connected with any of the Sellers) other than for goods or services in the ordinary course of business and on arms’ length terms;

(h)	enter into, or increase or extend any liability under, any guarantee or indemnity (other than (i) in the ordinary and usual course of trading or (ii) as envisaged by the Existing Facilities);

(i)	make, increase or extend any loan or advance or grant any credit to anyone whomsoever (other than (i) trade credit in the ordinary and usual course of trading, (ii) advances made to employees, (iii) to a Target Group Company or (iv) a Project Company in a manner consistent with past practice);

(j)	make any payments out of, or drawings on, its bank account(s), increase or extend any loan to an employee of any member of the Target Group in an amount or having a value exceeding USD 100,000 (or its equivalent in any other currency) other than in the ordinary course of business, in connection with tax equalisation arrangements, in connection with the Company’s management incentive plan or as advances against expenses properly incurred by them on the Target Group’s behalf;

(k)	commence, discontinue or settle any litigation or arbitration proceedings, other than debt collection in the ordinary course of business, in each case for an amount not exceeding USD 500,000, individually, or USD 2,500,000, in the aggregate;

(l)	(i) borrow, incur or prepay any Indebtedness, except for Indebtedness under the Existing Facilities (provided, that the Target Group Companies shall be permitted to extend the maturity date of the Existing Facility and/or refinance the Existing Facilities maturing before the end of 2025 so long as such extension and/or refinancing (1) permits the facilities thereunder to be terminated and prepaid without premium or penalty (that would not otherwise be payable if the Existing Facility had not been extended or refinanced) and (2) does not otherwise adversely impact the ability of the Target Group Companies or Purchaser to consummate the Transaction), (ii) grant or create any Encumbrance in respect of any part of its assets except Permitted Encumbrances or (iii) give any guarantee or indemnity in respect of the obligations of a person other than a Target Group Company;

(m)	except as required by the terms of an existing benefit plan or arrangement as in effect on the date hereof or as required by applicable law, (i) establish, adopt, amend or terminate any benefit plan, other than amendments that do not have the effect of materially enhancing compensation or benefits thereunder or otherwise result in material increases in cost to the Target Group Company unless this is aligned with the market cost increase in that country as demonstrated by benchmark data; (ii) increase or accelerate or commit to accelerate the funding, payment or vesting of the compensation or benefits provided to any of the current or former employees, officers, directors or other service providers of the Target Group Company; (iii) grant or announce any cash or equity or equity-based incentive awards, long-term incentive, bonus, retention, change in control, transaction, severance or similar compensation except for those which may be given to rig crew and entirely funded by a Target Group Company customer; (iv) grant or announce any increase in the salaries, target bonus opportunity, or other compensation to any of the current or former employees, officers, directors or other individual service providers of the Target Group Company, other than in the ordinary course of business consistent with past practice in connection with (1) the annual compensation process of a particular market under which the Target Company Group currently operates or (2) promotions, but not in excess of 10% increase in aggregate compensation for such promoted employee (which 10% threshold shall not apply to individuals who are moving to a new position so long as the increase for the new position does not result in an increase of more than 25% of current compensation); or (v) hire, engage, terminate (other than for cause) or otherwise enter into any employment, separation, consulting agreement or arrangement with, any current or former employee for the roles of country managers and heads of functional departments at corporate and in business units, of any Target Group Company;

(n)	modify, extend, terminate or enter into any Labour Agreement or recognize or certify any labour union, labour organization, works council, employee representative or group of employees as the bargaining representative for any Target Group Company;

(o)	except actions as required as a result of the termination of, suspension or expiry of any contract associated with any Rig that is operational at the date of this agreement, implement or announce any employee layoffs, furloughs, reductions in force, closings of an office, plant or facility or other similar actions that, under the local law, triggers collective redundancy procedure;

(p)	waive or release any noncompetition, non-solicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of any Target Group Company;

(q)	dispose of or create any Encumbrance over any part of the assets of the Target Group, except as required under the Existing Facilities or except those arising in the ordinary course of trading or by operation of law;

(r)	declare, make or pay any dividend or distribution, other than dividends or distributions made or paid to: (1) any member of the Target Group; or (2) any joint venture partner of any member of the Target Group in accordance with the applicable joint venture agreement;

(s)	save in connection with any issuance or arrangement among Target Group Companies, create, allot, issue, repay, reduce, purchase or redeem any class of share or loan capital, or agree to do so;

(t)	incorporate any new holding company, subsidiary or branch of the Target Group in a country which is subject to Sanctions or enter into a material new line of business outside of the existing businesses of the Target Group, taken as a whole, or operate, manage or deploy any Rig or otherwise generate revenue in any jurisdiction in which the Target Group does not already operate, save in respect of sales and/or resales by the Kenera business that do not otherwise establish the presence of a Target Group Company in any new jurisdiction;

(u)	in respect of the Company, pass any resolution in general meeting or by way of written resolution for winding up, or capitalise any profits or sum standing to the credit of the share premium account, capital redemption reserve fund or any other reserve;

(v)	in respect of any Target Group Company, change its auditor, accounting policies, principles or practices unless required by applicable law or its applicable accounting framework, except for changes of statutory auditors of any operating subsidiary of the Company;

(w)	change its residence for Taxation purposes to a jurisdiction other than its jurisdiction of incorporation;

(x)	take any action which it is aware is likely, or any action inconsistent with the past practice of the relevant Target Group Company which it is aware (or ought reasonably to have been aware) is likely, to create a permanent establishment or other taxable presence in a jurisdiction other than its jurisdiction of incorporation;

(y)	make, change or revoke any material Tax claim or material Tax election where the effect of such action could reasonably result in an increase in the amount of the Tax liability of a Target Group Company (or a material reduction in the amount of any Relief available to a Target Group Company) by USD 1,000,000 or more in any accounting period of that Target Group Company, or where such election relates to the classification of such Target Group Company for Taxation purposes, provided that this paragraph (y) shall not apply to the extent that the making, alteration or revocation of such claim or election has been reflected in the Locked Box Accounts or, in the case of the making of any claim or election (other than an election relating to the classification of such Target Group Company for US Taxation purposes), the making of that claim or election is in the ordinary course and consistent with past practice;

(z)	settle, compromise, agree or materially negotiate any audit, non-routine enquiry, assessment, dispute or litigation relating to Tax with any Tax Authority, in each case where: (i) the amount that would be due to the relevant Tax Authority if such settlement, compromise, agreement or negotiation were concluded exceeds USD 1,000,000; and (ii) in the case of an assessment, that assessment (or its amount to any material extent) is unexpected or contentious;

(aa)	bring the share register of the Company into the United Kingdom, or permit any shares issued by the Company to be paired with shares issued by a body corporate incorporated in the UK within the meaning of section 99(4)(b) of Finance Act 1986; or

(bb)	agree, conditionally or otherwise, to do any of the actions listed in paragraphs a to aa above.

Schedule 8

Debt Financing

1.	Notwithstanding anything in this agreement to the contrary (but in all cases subject to and without in any way limiting the rights, remedies and claims of the Purchaser’s Guarantor and its Affiliates under or pursuant to the Commitment Documents or any other agreement entered into with respect to the Debt Financing), each of the parties to this agreement on behalf of itself and each of its controlled Affiliates hereby:

(a)	agrees that any legal action (whether in law or in equity, whether in contract or in tort or otherwise), involving the Committed Financing Sources, arising out of or relating to this agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County and any appellate court thereof (each such court, the Subject Courts) and each party hereto irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court and agrees that any such dispute shall be governed by, and construed in accordance with, the laws of the State of New York (provided, however, that notwithstanding the forgoing it is understood and agreed that (A) the interpretation of the definition of Material Adverse Change (and whether or not a Material Adverse Change has occurred), (B) the determination of whether a termination right for the Purchaser has arisen pursuant to subclause 4.9; and (C) the determination of whether Completion has been consummated in all material respects in accordance with the terms of this agreement, shall in each case be governed by and construed in accordance with the law of England, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction);

(b)	agrees not to bring or support or permit any of its controlled Affiliates to bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise), against the Committed Financing Sources in any way arising out of or relating to this agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court;

(c)	irrevocably waives, to the fullest extent that it may effectively do so, the defence of an inconvenient forum to the maintenance of such action in any such Subject Court;

(d)	knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable legal requirements trial by jury in any legal action brought against the Committed Financing Sources in any way arising out of or relating to this agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder;

(e)	agrees that none of the Committed Financing Sources will have any liability to any of the Company, its Subsidiaries, the Sellers or their respective affiliates relating to or arising out of this agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of the Company, any of the other Target Group Companies, the Sellers or their respective Affiliates shall bring or support any legal action, including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Committed Financing Sources relating to or in any way arising out of this agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder;

(f)	waives, and agrees not to assert, by way of motion or as a defence, counterclaim or otherwise, in any legal action involving any Committed Financing Source or the Transaction, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason; and

(g)	agrees:

(i)	that the Committed Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Schedule 8 (and the definitions of any terms used in this Schedule 8); and

(ii)	to the extent any amendments to any provision of this Schedule 8 (or, solely as they relate to Schedule 8, the definitions of any terms used in this Schedule 8) are materially adverse to the Committed Financing Sources, such provisions shall not be amended without the prior written consent of the Committed Financing Sources.

2.	Notwithstanding anything contained herein to the contrary, nothing in this Schedule 8 shall in any way affect any party’s or any of their respective Affiliates’ rights and remedies under any binding agreement between a Committed Financing Source and such party.

Schedule 9

Conditions

1.	The Competition Authority of the Republic of Albania having approved the implementation of the Transaction in accordance with Law No. 9121 of 28 July 2003 On Competition Protection (as amended).

2.	The Angolan Competition Regulatory Authority having approved the implementation of the Transaction in accordance with Law No. 5 of 10 May 2018 on Competition (as amended) and Presidential Decree no. 240/18, of 12 October 2018.

3.	The State Service for Antimonopoly and Consumer Market Control under the Ministry of Economy of the Republic of Azerbaijan having approved the implementation of the Transaction in accordance with the Competition Code of the Republic of Azerbaijan approved by Law No 1051-VIQ of 8 December 2023.

4.	The Superintendence of Industry and Commerce (“SIC”) having approved the implementation of the Transaction in accordance with Law 155 of 1959, Colombia’s Law 1340 of 2009, and Resolution 2751 of 2021 of the Colombian Superintendence of Industry and Commerce through (i) the acknowledgment of receipt by the SIC, without objection, of the notice submitted in respect to the Transaction contemplated hereby or (ii) the final authorization, issued by the SIC on the Transaction contemplated hereby, as a result of a request for authorization (pre-evaluación), as the case may be.

5.	The Agency for Protection and Development of Competition of the Republic of Kazakhstan having approved the implementation of the Transaction in accordance with the Entrepreneurial Code of the Republic of Kazakhstan dated October 29, 2015 No. 375-V (as amended).

6.	The Kuwait Competition Protection Agency (i) having issued a final written approval for the implementation of the Transaction, (ii) not having rendered a decision within the statutory review period or the extended review period, if the Kuwait Competition Protection Agency extended the review period as provided for in the Protection of Competition Law (Law No. 72 of 2020) of Kuwait, or (iii) having issued a written no-objection letter confirming that approval for the Transaction is not required under the Protection of Competition Law (Law No. 72 of 2020) of Kuwait (as amended).

7.	The Nigerian Federal Competition and Consumer Protection Commission having approved the implementation of the Transaction or being deemed to have approved the implementation of the Transaction, in accordance with the Federal Competition and Consumer Protection Act of 2018 (the “FCCP Act”), together with the FCCP Act Merger Review Regulations, 2020 (as amended) and such approval or deemed approval is not subsequently revoked in terms of section 99 of the FCCP Act.

8.	The Competition Commission of Pakistan having approved/granted clearance for the Transaction (including any applicable ancillary restrictions) pursuant to the Competition Act, 2010 read with the Competition (Merger Control) Regulations, 2016.

9.	The Saudi General Authority for Competition (“GAC”) (i) having approved the implementation of the Transaction contemplated hereby, (ii) the statutory ninety day review period having lapsed without a response from GAC; or (iii) the Governor or Board of Directors of GAC providing a certificate that the requirement to file for economic concentration clearance does not apply (or has been waived) in respect of the Transaction.

10.	Approval of the implementation of the Transaction shall be required in any additional jurisdiction where the Purchaser has reasonably determined that a notification or filing and subsequent mandatory and suspensory clearance is strictly required ahead of implementing the Transaction based on a change of law following the signing of the agreement and before the implementation of the Transaction and shall be incorporated into and included in this Schedule 9 and therefore deemed to be subject to clause 4 of the agreement following receipt of a written notice from the Purchaser to the Sellers and the Company.

Schedule 10

Saipem - Permitted Leakage

Part A

1.	Transitional Services Agreement entered into between members of the Target Group and members of the Saipem Group in connection with the Saipem Acquisition

2.	Reverse Transitional Services Agreement entered into between members of the Target Group and members of the Saipem Group in connection with the Saipem Acquisition

3.	Secondee arrangements entered into between members of the Target Group and members of the Saipem Group in connection with the Saipem Acquisition

4.	Clause 11.5 (VAT – Argentina) of the Saipem SPA

5.	Clause 11.6 (VAT – Romania) of the Saipem SPA

6.	Clause 11.7 (VAT – Kazakhstan) of the Saipem SPA

7.	Clause 11.9 (Inventory - Kazakhstan) of the Saipem SPA

8.	Clause 12 (Separation) of the Saipem SPA

9.	Paragraph 5 (Overprovision, Corresponding Savings and Refunds) of Schedule 6 of the Saipem SPA

10.	Paragraph 6 (Recovery from third parties) of Schedule 6 of the Saipem SPA

11.	Paragraph 11 (Saudi Arabia) of Schedule 6 of the Saipem SPA

12.	Arrangements in respect of the Argentina transfer agreement including pursuant to a loan agreement and a deposit agreement entered into between members of the Target Group and members of the Saipem Group entered into on 1 July 2024 in connection with the Saipem Acquisition

13.	Arrangements in respect of the Bolivia transfer agreement and subcontract arrangement in respect of the YPF contract in Bolivia entered into between members of the Target Group and members of the Saipem Group in connection with the Saipem Acquisition

14.	Subcontract arrangement and assignment in respect of the Halliburton contract in Ecuador entered into between members of the Target Group and members of the Saipem Group in connection with the Saipem Acquisition

15.	Post-completion adjustments in respect of completion of the Saipem Acquisition in respect of the assets in Argentina, Kazakhstan and Romania that occurred on 30 June 2024

16.	Repayment of the Saipem Group’s receivables collected by a member of the Target Group

17.	Repayment of a member of the Target Group’s obligation in respect of novated suppliers contracts in connection with the Saipem Acquisition paid by a member of the Saipem Group

18.	Payment in respect to outstanding suppliers contracts paid by a member of the Saipem Group not novated in connection with the Saipem Acquisition

Part B

19.	Clause 13 (Wrong Pockets) of the Saipem SPA

20.	Clause 19 (Purchaser Warranty and Indemnity) of the Saipem SPA, excluding any indemnification payment made to any member of the Saipem Group under the Saipem SPA

21.	Clause 20 (Purchaser Guarantor Warranties) of the Saipem SPA

22.	Clause 21 (Guarantee by Purchaser Guarantor) of the Saipem SPA

23.	Clause 22 (Purchaser Reverse Earn Out) of the Saipem SPA

24.	Paragraph 9 (Subsequent Recovery) of Schedule 5 of the Saipem SPA

25.	Paragraph 4.1 (Counter Indemnity) of Schedule 6 of the Saipem SPA

26.	Schedule 7 (Purchaser Warranties) of the Saipem SPA

27.	Arrangements in respect of the Romania transfer agreement entered into between members of the Target Group and members of the Saipem Group in connection with the Saipem Acquisition

28.	Arrangements in respect of the Kazakhstan transfer agreement entered into between members of the Target Group and members of the Saipem Group on 1 July 2024 in connection with the Saipem Acquisition

29.	Post-completion adjustments settled in 2024 in respect of completion of certain aspects of the Saipem Acquisition that occurred before 30 June 2024

Schedule 11

[RESERVED]

Signatories

SIGNED by	)
Joseph Elkhoury	)
for and on behalf of	)	/s/ Jospeh Elkhoury
KCA DEUTAG INTERNATIONAL LIMITED	)	Director

SIGNED by	)
the MANAGEMENT SELLER	)
	)	/s/ Jospeh Elkhoury
	)	Joseph Elkhoury

SIGNED by John Bell for and on behalf of	)
HP GLOBAL HOLDINGS LIMITED	)
	)	/s/ John Bell
	)	Director

SIGNED by John W. Lindsay for and on behalf of	)
HELMERICH & PAYNE, INC.	)
	)	/s/ John W. Lindsay
	)	President and Chief Executive Officer

EXECUTED as a DEED by OCORIAN LIMITED, in its capacity as trustee of the KCA Deutag Equity Plan Employee Trust, acting by two authorised signatories.

/s/ Emma Walker
Name: Emma Walker
Title: Authorised Signatory

/s/ Adam Rico
Name: Adam Rico
Title: Authorised Signatory

MAJORITY SELLERS

SIGNED by

AVENUE EUROPE SPECIAL SITUATIONS FUND III (EURO), L.P.
By:	Avenue Europe Capital Partners III, LLC, its General Partner
By:	GL Europe Partners III, LLC, its Managing Member

/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

SIGNED by

AVENUE EUROPE SPECIAL SITUATIONS FUND III (U.S.) L.P.
By:	Avenue Europe Capital Partners III, LLC, its General Partner
By:	GL Europe Partners III, LLC, its Managing Member

/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

Signature Page to the Project Refine SPA

SIGNED by

AVENUE EUROPE SPECIAL SITUATIONS FUND IV (U.S.), L.P.
By:	Avenue Europe Capital Partners IV, LLC, its General Partner
By:	GL Europe Partners IV, LLC, its Managing Member

/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

SIGNED by

AVENUE-ASRS EUROPE OPPORTUNITIES FUND L.P.
By:	Avenue-ASRS Europe Opportunities Fund GenPar, LLC, its General Partner
By:	GL Europe ASRS Partners, LLC, its Managing Member

/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

SIGNED by

ABN AMRO INVESTMENT SOLUTIONS
acting in its capacity as Manager for
ABN AMRO MULTI-MANAGER FUNDS
by BARING ASSET MANAGEMENT LIMITED
as Delegate

/s/ Tom Kilpatrick
Name: Tom Kilpatrick
Title: Managing Director

SIGNED by

BARING GLOBAL UMBRELLA FUND PLC, in
respect of its sub-fund BARINGS DEVELOPED
AND EMERGING MARKETS HIGH YIELD
BOND FUND
Acting by its sub-investment manager BARINGS
(U.K.) LIMITED

/s/ Tom Kilpatrick
Name: Tom Kilpatrick
Title: Managing Director

SIGNED by

BARINGS UMBRELLA FUND PLC in respect of
its sub-fund
BARINGS EUROPEAN HIGH YIELD BOND
FUND
acting by its investment manager
BARING ASSET MANEGEMENT LIMITED

/s/ Tom Kilpatrick
Name: Tom Kilpatrick
Title: Managing Director

SIGNED by

BARINGS EUROPEAN LOAN LIMITED
acting by its investment manager
BARING ASSET MANEGEMENT LIMITED

/s/ Tom Kilpatrick
Name: Tom Kilpatrick
Title: Managing Director

Signature Page to the Project Refine SPA

SIGNED by

BARINGS EUROPEAN LOAN STRATEGY
1 LIMITED acting by its investment manager
BARING ASSET MANEGEMENT LIMITED

/s/ Tom Kilpatrick
Name: Tom Kilpatrick
Title: Managing Director

SIGNED by

BARINGS UMBRELLA FUND PLC in respect of
its sub-fund
BARINGS GLOBAL HIGH YIELD BOND FUND
acting by its investment manager
BARING ASSET MANEGEMENT LIMITED

/s/ Tom Kilpatrick
Name: Tom Kilpatrick
Title: Managing Director

SIGNED by

BARINGS GLOBAL HIGH YIELD CREDIT
STRATEGIES LIMITED
acting by its investment manager
BARINGS LLC
acting by its sub-investment manager
BARING INTERNATIONAL INVESTMENT LIMITED

/s/ Tom Kilpatrick
Name: Tom Kilpatrick
Title: Managing Director

SIGNED by

BARINGS GLOBAL LOAN AND HIGH
YIELD BOND LIMITED
acting by its investment manager
BARING ASSET MANEGEMENT LIMITED

/s/ Tom Kilpatrick
Name: Tom Kilpatrick
Title: Managing Director

SIGNED by

BARINGS GLOBAL LOAN LIMITED
acting by its investment manager
BARING ASSET MANEGEMENT LIMITED

/s/ Tom Kilpatrick
Name: Tom Kilpatrick
Title: Managing Director

SIGNED by

BARINGS GLOBAL LOAN STRATEGY 3
LIMITED acting by its investment manager
BARING ASSET MANEGEMENT LIMITED

/s/ Tom Kilpatrick
Name: Tom Kilpatrick
Title: Managing Director

Signature Page to the Project Refine SPA

SIGNED by

BARINGS GLOBAL MULTI-CREDIT
STRATEGY 4 LIMITED
acting by its investment manager
BARING ASSET MANEGEMENT LIMITED

/s/ Tom Kilpatrick
Name: Tom Kilpatrick
Title: Managing Director

SIGNED by

BARINGS UMBRELLA FUND PLC in respect of
its sub-fund
BARINGS GLOBAL SENIOR SECURED BOND
FUND acting by its investment manager
BARING ASSET MANEGEMENT LIMITED

/s/ Tom Kilpatrick
Name: Tom Kilpatrick
Title: Managing Director

SIGNED by

BARINGS GLOBAL SHORT
DURATION HIGH YIELD FUND
By Baring International Investment Limited
as sub-adviser

/s/ Tom Kilpatrick
Name: Tom Kilpatrick
Title: Managing Director

SIGNED by

BARINGS GLOBAL SPECIAL
SITUATIONS CREDIT 3 S.à r.l.
acting by its investment manager
BARING ASSET MANEGEMENT LIMITED
acting by its attorney

/s/ Tom Kilpatrick
Name: Tom Kilpatrick
Title: Managing Director

SIGNED by

CROWN MANAGED ACCOUNTS SPC acting for
and on behalf of CROWN/BA 2 SEGREGATED
PORTFOLIO
acting by its trading advisor
BARING ASSET MANEGEMENT LIMITED

/s/ Tom Kilpatrick
Name: Tom Kilpatrick
Title: Managing Director

Signature Page to the Project Refine SPA

SIGNED by

FIDELITY GLOBAL SUB-IG FIXED INCOME

FUND, A SUB-FUND OF FIDELITY COMMON

CONTRACTUAL FUND II, ON BEHALF OF FIL

FUND MANAGEMENT (IRELAND) LIMITED

acting by its sub-investment manager

BARING ASSET MANEGEMENT LIMITED

acting by its attorney

/s/ Tom Kilpatrick
Name: Tom Kilpatrick
Title: Managing Director

SIGNED by

MASSMUTUAL ADVANTAGE FUNDS
on behalf of MASSMUTUAL GLOBAL CREDIT
INCOME OPPORTUNITIES FUND
By Baring International Investment Limited
as sub-adviser

/s/ Tom Kilpatrick
Name: Tom Kilpatrick
Title: Managing Director

SIGNED by

NYKREDIT PORTEFØLJE ADMINISTRATION
A/S on behalf of KAPITALFORENINGEN
INVESTIN PRO acting by its sub-investment
manager BARING INTERNATIONAL
INVESTMENT LIMITED
acting by its attorney

/s/ Tom Kilpatrick
Name: Tom Kilpatrick
Title: Managing Director

SIGNED by

RUSSELL INVESTMENTS CAPITAL INC., acting in its capacity
as the investment manager for RUSSELL INVESTMENT
INSTITUTIONAL FUNDS, LLC in respect of HIGH YIELD
BOND FUND
By: BARING INTERNATIONAL INVESTMENT LIMITED as
Sub-Investment Manager and Attorney-in-fact

/s/ Tom Kilpatrick
Name: Tom Kilpatrick
Title: Managing Director

SIGNED by

RUSSELL INVESTMENTS IRELAND LIMITED, acting in its capacity
as the manager for RUSSELL INVESTMENT COMPANY
PLC in respect of RUSSEL GLOBAL HIGH YIELD
BOND FUND
By: BARING INTERNATIONAL INVESTMENT LIMITED as
Sub-Investment Manager and Attorney-in-fact

/s/ Tom Kilpatrick
Name: Tom Kilpatrick
Title: Managing Director

SIGNED by

RUSSELL INVESTMENTS MANAGEMENTS LLC, acting in its capacity as the manager for RUSSELL INVESTMENT COMPANY
PLC in respect of GLOBAL OPPORTUNISTIC CREDIT FUND
By: BARING INTERNATIONAL INVESTMENT LIMITED as
Sub-Investment Manager and Attorney-in-fact

/s/ Tom Kilpatrick
Name: Tom Kilpatrick
Title: Managing Director

Signature Page to the Project Refine SPA

SIGNED by

DEUTSCHE BANK AG, LONDON BRANCH

/s/ James Kyle
Name: James Kyle
Title: Authorised Signatory

/s/ Alex Darbyshire
Name: Alex Darbyshire
Title: Authorised Signatory

SIGNED by

D. E. SHAW GALVANIC INTERNATIONAL, INC.

/s/ Cecil Boex
Name: Cecil Boex
Title: Authorized Signatory

SIGNED by

D. E. SHAW GALVANIC PORTFOLIOS, L.L.C.

/s/ Cecil Boex
Name: Cecil Boex
Title: Authorized Signatory

SIGNED by

DBSO TRG FUND (A) L.P.
By: DBSO TRG Fund (A) GP LLC, its general partner

/s/ Dustin Schiavi
Name: Dustin Schiavi
Title: Authorized Signatory

SIGNED by

DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP represented by Drawbridge Special Opportunities GP LLC, its general partner

/s/ Dustin Schiavi
Name: Dustin Schiavi
Title: Authorized Signatory

SIGNED by

DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LTD represented by Drawbridge Special Opportunities Advisors LLC, its investment manager

/s/ Dustin Schiavi
Name: Dustin Schiavi
Title: Authorized Signatory

Signature Page to the Project Refine SPA

SIGNED by

FCCO DESIGNATED ACTIVITY COMPANY

/s/ Alan Fleming
Name: Alan Fleming
Title: Director

SIGNED by

FCO MA CENTRE STREET II EXP (PF) LP
By: FCO MA Centre II GP LLC, its general partner

/s/ Leigh M. Grimner
Name: Leigh M. Grimner
Title: Deputy Chief Financial Officer

SIGNED by

FCO MA CENTRE STREET II EXP (TR) LP
By: FCO MA Centre II GP LLC, its general partner

/s/ Leigh M. Grimner
Name: Leigh M. Grimner
Title: Deputy Chief Financial Officer

SIGNED by

FCO MA CENTRE STREET II EXP (ER) LP
By: FCO MA Centre II GP LLC, its general partner

/s/ Leigh M. Grimner
Name: Leigh M. Grimner
Title: Deputy Chief Financial Officer

SIGNED by

FCO MA CENTRE STREET II EXP (P) LP
By: FCO MA Centre II GP LLC, its general partner

/s/ Leigh M. Grimner
Name: Leigh M. Grimner
Title: Deputy Chief Financial Officer

SIGNED by

FCO MA J5 L.P.
By: FCO Fund V GP LLC, its general partner

/s/ Leigh M. Grimner
Name: Leigh M. Grimner
Title: Deputy Chief Financial Officer

SIGNED by

FCO MA MAPLE LEAF LP
By: FCO MA Maple Leaf GP LLC, its general partner

/s/ Leigh M. Grimner
Name: Leigh M. Grimner
Title: Deputy Chief Financial Officer SIGNED by

Signature Page to the Project Refine SPA

SIGNED by

FCO MA MI II L.P.
By: FCO MA MI II GP LLC, its general partner

/s/ Leigh M. Grimner
Name: Leigh M. Grimner
Title: Deputy Chief Financial Officer

SIGNED by

FCO MA V UB SECURITIES LLC

/s/ Leigh M. Grimner
Name: Leigh M. Grimner
Title: Deputy Chief Financial Officer

SIGNED by

FCO V LSS SUB CO L.P.
By: FCO V LSS SubCo GP LLC, its general partner

/s/ Leigh M. Grimner
Name: Leigh M. Grimner
Title: Deputy Chief Financial Officer

SIGNED by

FCOF V EXPANSION UB INVESTMENTS LP
By: FCOF V Expansion UB Investments Holdings GP LLC, its general partner

/s/ Leigh M. Grimner
Name: Leigh M. Grimner
Title: Deputy Chief Financial Officer

SIGNED by

FCOF V UB INVESTMENTS L.P.
By: FCOF V UB Investments Holdings GP LLC, its general partner

/s/ Leigh M. Grimner
Name: Leigh M. Grimner
Title: Deputy Chief Financial Officer

SIGNED by

FORTRESS CREDIT OPPORTUNITIES FUND V EXPANSION MA-C L.P.
By: FCO Fund V MA-C GP LLC , its general partner

/s/ Leigh M. Grimner
Name: Leigh M. Grimner
Title: Deputy Chief Financial Officer

SIGNED by

FORTRESS CREDIT OPPORTUNITIES FUND V EXPANSION MA-CRPTF LP
By: FCO Fund V MA-CRPTF GP LLC , its general partner

/s/ Leigh M. Grimner
Name: Leigh M. Grimner
Title: Deputy Chief Financial Officer

SIGNED by

FORTRESS VINTAGE SECURITIES FUND L.P.
By: Fortress Vintage Securities Fund GP LLC, its general partner

/s/ Dustin Schiavi
Name: Dustin Schiavi
Title: Authorized Signatory

Signature Page to the Project Refine SPA

SIGNED by

FTS SIP II L
By: FCO BT GP LLC, its general partner

/s/ Leigh M. Grimner
Name: Leigh M. Grimner
Title: Deputy Chief Financial Officer

SIGNED by

SUP FCO MA III UB SECURITIES LLC

/s/ Leigh M. Grimner
Name: Leigh M. Grimner
Title: Deputy Chief Financial Officer

SIGNED by

GLQ INTERNATIONAL PARTNERS LP
By: Broad Street Equity Investments Europe LTD, its general partner

/s/ Jeremy Alan Wiltshire
Name: Jeremy Alan Wiltshire
Title: Director

SIGNED by

PARTNER REINSURANCE COMPANY LTD.
By: Goldman Sachs Asset Management L.P., its Investment Manager

/s/ William Y. Eng
Name: William Y. Eng
Title: Authorised Signatory

SIGNED by

SCULPTOR SPECIAL MASTER FUND, LTD.
By: Sculptor Capital LP, its Investment Manager
By: Sculptor Capital Holding Corporation, its General Partner

/s/ Wayne Cohen
By: Wayne Cohen
Title: President and Chief Operating Officer

SIGNED by

Tresidor Europe Credit Limited

/s/ John Hamrock
Name: John Hamrock
Title: Authorised Signatory

SIGNED by

Tresidor Europe Credit OPPORTUNITIES Limited

/s/ John Hamrock
Name: John Hamrock
Title: Authorised Signatory

Signature Page to the Project Refine SPA